UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No. )

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SolarEdge Technologies, Inc.
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April 22, 2021

To Our Stockholders

We are pleased to invite you to attend the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of SolarEdge Technologies, Inc. (the “Company”) at 9 am Pacific Time on June 1, 2021. In consideration of health concerns related to COVID-19, we have adopted a virtual meeting format for our Annual Meeting, conducted via a live audio webcast and we expect to return to in-person meetings once circumstances allow. Stockholders of record will be able to attend the Annual Meeting online, listen to the meeting live and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/SEDG2021. You will also be able to vote your shares electronically during the Annual Meeting. Beneficial owners should review their voting instruction form or Notice of Internet Availability of Proxy Materials for how to vote in advance of and participate in the Annual Meeting. We have designed the format of the Annual Meeting to provide stockholders the same rights and opportunities to participate as they would at an in-person meeting.

The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

2020 Update

Despite the challenges faced by the global pandemic, we ended 2020 with record revenues of $1.46 billion. We believe that our strong technological foundation, broad international footprint and innovative and resilient culture position us well to continue to reach our targets and deliver long term value to our shareholders while continuing to invest in our solar and non-solar growth strategies. Below are some of the noteworthy accomplishments from the past year:

Board Refreshment - As part of our ongoing commitment to board refreshment and diversity, the Company welcomes Ms. Betsy Atkins who has been appointed to the board of directors effective June 1, 2021. Ms. Atkins is a seasoned board member who brings both extensive business experience and strong corporate governance expertise to our existing board. By delaying her appointment Ms. Atkins shall maintain no more than four board commitments simultaneously.

Executive Management Team Enhancement - During the course of 2020, we enhanced our leadership team by welcoming Ms. Shuli Ishai as our VP of Global Human Resources, Mr. Yogev Barak, as our Chief Marketing Officer and Mr. SehWoong Jeong as Chief Executive Officer of our subsidiary, Kokam. Ms. Ishai is our first global manager of human resources and is committed to enhancing the Company’s global focus on its employees, including enhancing workforce learning opportunities and giving back to the communities in which we work. Mr. Barak brings to SolarEdge over twenty-five years of experience in international marketing and business-to-business, or B2B, product management, including executive management positions at HP and Applied Materials. Mr. Jeong is an industry veteran with more than two decades of experience of leadership positions in Samsung Electronics and he is situated in Korea, enhancing our global leadership and reach.

Continued Commitment to Sustainability - In 2020, we made significant progress in our Environmental, Social and Governance (ESG) performance and disclosure. We published our newly articulated social purpose: “To power the future of energy so we can all enjoy better living and a cleaner, greener future.” This is supported by our social mission: “Shaping the future of sustainable energy production, energy storage and e-mobility through innovation”, our core values of innovation, excellence and integrity and a comprehensive sustainability strategy with 2025 targets in several areas. Our second Annual Sustainability Report, published in 2020, was prepared in light of leading global sustainability disclosure standards, GRI (Global Reporting Initiative) and SASB (Sustainability Accounting Standards Board) in an effort to align our disclosure with leading corporations around the world and with the expectations of investors and other stakeholders.

Focus on Corporate Governance – To further our commitment to, and focus on, ESG matters, we continue to review corporate governance matters. The Board has recently expanded the Compensation Committee’s charter to include oversight of the Company’s strategies and policies related to human capital management, including with respect to matters such as diversity and inclusion, workplace environment and culture, and talent development and retention. Similarly, the Board has expanded the Corporate Governance Committee’s charter to include oversight of sustainability matters relevant to the Company’s business, including Company policies, activities and opportunities.

Your vote is important. Regardless of whether you plan to participate in the virtual Annual Meeting, we hope you will vote as soon as possible to ensure that your shares are represented.

We look forward to speaking with you at the meeting.
Sincerely,
Zvi Lando Chief Executive Officer and Member of the Board of Directors

SolarEdge Technologies, Inc.
1 HaMada Street
Herziliya Pituach, Israel

Notice Of Annual Meeting
Of Stockholders

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2021 Annual Meeting of Stockholders of SolarEdge Technologies, Inc. will be held online via live audio webcast at www.virtualshareholdermeeting.com/SEDG2021 on June 1, 2021 at 9 am pacific time, for the following purposes:

To elect the three directors named in the Proxy Statement as Class III directors of SolarEdge Technologies, Inc., to hold office for a three year term and until his or her successor has been elected and qualified, or until his or her earlier   death, resignation or removal.

To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021.
To approve, on an advisory and non-binding basis, the compensation of our named executive officers (commonly referred to as a “Say-on-Pay” vote).
To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.
Only stockholders of record at the close of business on April 5, 2021 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof.

As part of our desire to operate more sustainably, we are providing access to our proxy materials over the Internet under the U.S. Securities and Exchange Commission’s “notice and access” rules. As a result, we are mailing to many of our stockholders a Notice of Internet Availability of our Proxy Materials (the “Notice”) instead of a paper copy of this proxy statement and our 2020 Annual Report. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how each of those stockholders can receive a paper copy of our proxy materials, including this proxy statement, our 2020 Annual Report, and a form of proxy card or voting instruction card. All stockholders who do not receive the Notice, including stockholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail unless they have previously requested delivery of proxy materials electronically. By employing this distribution process, we strive to conserve natural resources and reduce the resources involved in printing and distributing our proxy materials.

Stockholders of record may vote in advance of the Annual Meeting by proxy over the Internet or by telephone, or, if you received paper copies of the proxy materials by mail, you may also vote by mail by following the instructions on the proxy card or Notice. Stockholders of record will be able to attend the Annual Meeting, submit questions, view the stockholder list, and vote online during the meeting by visiting www.virtualshareholdermeeting.com/SEDG2021 and using the 16-digit control number included in the proxy card or Notice. Beneficial owners should review these proxy materials and their voting instruction card or Notice for how to vote in advance of and participate in the Annual Meeting. Before the meeting, stockholders wishing to review the list of stockholders entitled to vote at the Annual Meeting can make arrangements to do so by contacting our Investor Relations department at investors@solaredge.com.

The Notice and the proxy materials are being made available to our stockholders on or about April 22, 2021. In the event of a technical malfunction or other situation that the meeting chair determines may affect the ability of the meeting to satisfy the requirements for a meeting of stockholders to be held by means of remote communication under the Delaware General Corporation Law, or that otherwise makes it advisable to adjourn the meeting, the chair of the meeting will convene the meeting at 9:30 a.m. pacific time on the date of the meeting and at the Company’s address solely for the purpose of adjourning the meeting to reconvene at a date, time and physical or virtual location announced by the meeting chair. Under either of the foregoing circumstances, we will post information regarding the announcement on the investors page of the company’s website at https://investors.solaredge.com/investor-overview.
By Order of the Board of Directors Rachel Prishkolnik Vice President General Counsel & Corporate Secretary 1 HaMada Street Herziliya Pituach, Israel April 22, 2021

Whether or not you expect to attend the virtual meeting, we hope you will vote as soon as possible so that your shares may be represented at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 1, 2021: This Notice of Annual Meeting, this Proxy Statement and our 2020 Annual Report are available on the Internet at www. proxyvote.com.

The Meeting	9	Proposal No. 3—Say– on-Pay	27	Index of Frequently Requested Information
Voting Rights, Quorum and
Required Vote	9	Security Ownership of		Board Diversity	17
		Certain Beneficial Owners
Notice of Internet		and Management	28	Board Independence	16
Availability of Proxy
Materials	10	Compensation Discussion		Clawback Policy	43
		and Analysis	32
Voting Your Shares	10			CEO Pay Ratio	51
		Compensation Committee
Expenses of Solicitation	11	Report	44	Peer Group	36

Revocability of Proxies	11	Summary Compensation Table	45	Stockholder Engagement	23

Delivery of Documents to		Executive Compensation		Stock Ownership and
Stockholders Sharing an		Table Narrative	47	Holding Guidelines	39
Address	11
		Outstanding Equity Awards at December 31. 2020	48	Sustainability	19
Proposal No. 1— Election of Directors	12
		Potential Payments and Acceleration of Equity
Directors and Corporate Governance	16	upon Termination or Termination in Connection
		with a Change in Control	49
The Board’s Role in Risk Oversight	21
		Director Compensation	52
Board Committees	22
		Transactions with Related Persons	54
Proposal No. 2— Ratification of
Appointment of Independent		Report of the Audit Committee	55
Registered Public Accounting Firm for 2021	26
		Delinquent Section 16(a) Reports	55
Audit and Related Fees	26
		Stockholder Proposals	56

		Directors’ Attendance At Annual Stockholder Meetings Other Business	56

		Where You Can Find More Information	56

Forward-Looking Statements and Website References

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current facts, including statements regarding our environmental and other sustainability plans and goals, made in this document are forward-looking. We use words such as anticipates, believes, expects, future, intends, and similar expressions to identify forward-looking statements. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Actual results could differ materially for a variety of reasons. Risks and uncertainties that could cause our actual results to differ significantly from management’s expectations are described in our 2020 Annual Report on Form 10-K. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.

Solaredge Technologies, Inc.
1 Hamada Street, Herziliya Pituach, Israel, 4673335
Proxy Statement
June 1, 2021

The Meeting

The accompanying proxy is solicited on behalf of the board of directors (the “Board of Directors” or the “Board”) of SolarEdge Technologies, Inc., a Delaware corporation (the “Company”), for use at the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) to be held online as a live audio webcast at www.virtualshareholdermeeting.com/SEDG2021 on June 1, 2021 at 9 am pacific time. The Notice and the proxy materials, including this Proxy Statement, were first made available to stockholders on or about April 22, 2021. Stockholders of record can access the proxy materials by following instructions in the Notice and visiting www.proxyvote.com. Electronic copies of this Proxy Statement and our 2020 Annual Report are also available at the Company’s website at http://investors.solaredge.com.

Voting Rights, Quorum and Required Vote

Only holders of record of our common stock at the close of business on April 5, 2021 (the “Record Date”), will be entitled to vote at the virtual Annual Meeting. At the close of business on April 5, 2021, we had 51,966,174 shares of common stock outstanding and entitled to vote. Holders of the Company’s common stock are entitled to one vote for each share held as of the Record Date. There is no cumulative voting. Each stockholder may appoint only one proxy holder or representative to attend the meeting on his or her behalf. A quorum is required for our stockholders to conduct business at the virtual Annual Meeting. The holders of the majority of the voting power of the stock outstanding and entitled to vote at the annual meeting, present at the annual meeting or represented by proxy, will constitute a quorum for the transaction of business. Abstentions and “broker non-votes” (described below) will be counted in determining whether there is a quorum.

For Proposal No. 1
Election of Directors, directors will be elected if the number of votes cast at the Annual Meeting for the nominee’s election exceeds the number of votes cast against the nominee’s election. Abstentions and broker non-votes (as defined below) will have no effect on Proposal No. 1.

Proposal No. 2
Ratification of Appointment of Independent Registered Public Accounting Firm - requires the affirmative vote of the holders of a majority of the voting power of the stock, present or represented by proxy and entitled to vote on the matter. Abstentions will have the same effect as votes against this Proposal No. 2. Broker discretionary voting on this Proposal is allowed and, therefore, there should be no “broker non-votes”.

Proposal No. 3
Advisory Vote to Approve the Compensation of our Named Executive Officers (the “Say-on-Pay” vote) - requires the affirmative vote of the holders of a majority of the voting power of the stock present represented by proxy and entitled to vote on the matter. Abstentions will have the same effect as votes against this Proposal No. 3. “Broker non-votes” will have no effect on this Proposal No. 3. This advisory vote is not binding on the Board. However, the Board of Directors and the Compensation Committee will review and consider the voting results when evaluating our executive compensation programs and making compensation decisions.

Notice of Internet Availability of Proxy Materials

As permitted by the rules of the SEC, we are making the proxy materials available to our stockholders primarily electronically via the Internet rather than mailing printed copies of these materials to each stockholder. The Company believes that this process expedites stockholders’ receipt of the proxy materials, lowers the costs incurred by the Company for the 2021 Annual Meeting and helps to conserve natural resources.

On or about April 22, 2021, we mailed the Notice in the form of a mailing titled “Important Notice Regarding the Availability of Proxy Materials.” The Notice contains instructions on how to access the Proxy Materials on the Internet and how to vote.

If you received the Notice by mail, you will not receive a printed copy of the proxy materials unless you request a printed copy, currently or on an ongoing basis. If you received the Notice by mail and would like to receive a paper or email copy of the proxy materials, follow the instructions on the Notice. Stockholders, who requested paper copies of the proxy materials or previously elected electronic receipt, did not receive the Notice and will receive the proxy materials in the format requested.

Voting Your Shares

If you are a registered holder, meaning that you hold our stock directly (not through a bank, broker or other nominee), you may vote online at the virtual Annual Meeting or in advance of the Annual Meeting by telephone or electronically via the Internet by following the instructions included in the Notice or by completing, dating and signing the proxy card and promptly returning it in the enclosed envelope if you request and receive (or previously requested and received) a hard copy of the proxy materials. All signed, returned proxies that are not revoked will be voted in accordance with the instructions contained therein. Signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be counted as votes “for” each of the nominees in Proposal No. 1, “for” Proposal No. 2 and “for” Proposal No. 3.

Stockholders as of the record date may participate in, vote, and submit questions while attending the virtual Annual Meeting. You will need the control number included on your proxy card, or Notice. If your shares are held in street name and your voting instruction card or Notice indicates that you may vote those shares through the http://www.proxyvote.com website, then you may access, participate in, and vote at the Annual Meeting with the 16-digit access code indicated on that voting instruction card or Notice. Otherwise, stockholders who hold their shares in street name should contact their bank, broker or other nominee (preferably, at least 5 days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in or vote at the Annual Meeting. We encourage you to access the Annual Meeting prior to the start time and allow ample time to log in to the Annual Meeting webcast and test your computer audio system.

The Company is committed to transparency and therefore all questions received during the Annual Meeting, and the Company’s responses, will be posted to our Investor Relations website at http://investors.solaredge.com promptly after the Annual Meeting. Personal details may be omitted for data protection purposes. We reserve the right to edit profanity or other inappropriate language, or to exclude questions that are not pertinent to the Annual Meeting matters or that are otherwise inappropriate. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition. Additional information regarding the question and answer process, including the types and numbers of questions permitted, the time allotted for the question and answer session, and how questions will be addressed and disclosed, will be available in the Annual Meeting rules of conduct, which will be posted at the virtual Annual Meeting website during the Annual Meeting. A replay of the Annual Meeting will be made available on our Investor Relations page of our website until the next Annual Meeting.

If your shares are held through a bank, broker or other nominee, you are considered the beneficial owner of those shares. If you do not provide voting instructions to your broker in advance of the Annual Meeting, applicable rules grant your broker discretionary authority to vote on “routine” proposals. The ratification of the appointment of the independent registered public accounting firm in Proposal No. 2 is the only item on the agenda for the Annual Meeting that is considered to be routine. Where a proposal is not “routine,” a broker who has received no instructions from its clients does not have discretion to vote its clients’ uninstructed shares on that proposal, and the un-voted shares are referred to as “broker non-votes.”

In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the chairman of the meeting, or the holders of a majority of the voting power of the stock present or represented by proxy at the Annual Meeting and entitled to vote thereon, shall have power to adjourn or recess the Annual Meeting to permit further solicitations of proxies.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting by telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and Internet access providers, which must be borne by the stockholder.

Expenses of Solicitation

The expenses of soliciting proxies to be voted at the Annual Meeting will be paid by the Company. Following the original mailing of the Notices, the proxies and other soliciting materials, as applicable, proxies may be solicited on our behalf by directors, officers or employees of the Company, without additional remuneration, in person, by telephone or email. Following the original mailing of the Notice, the proxies and other soliciting materials, as applicable, the Company will request that banks, brokers and other nominees forward copies of the Notice, the proxy and other soliciting materials, as applicable, to persons for whom they hold shares of common stock and request authority for the exercise of proxies. We will reimburse banks, brokers and other nominees for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.

Revocability of Proxies

Any person submitting a proxy has the power to revoke it at any time prior to voting being concluded at the Annual Meeting. A proxy may be revoked by a writing delivered to the Company stating that the proxy is revoked, by a subsequent vote or proxy that is submitted via telephone or Internet, or by attendance virtually at the Annual Meeting and voting online. In order for beneficial owners to change any of your previously provided voting instructions, you must contact your bank, broker or other nominee directly.

Delivery of Documents to Stockholders Sharing an Address

Some banks, brokers and other nominee record holders may have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding” under which multiple stockholders who share the same address will receive only one copy of the Notice, Annual Report or Proxy Statement, as applicable. We will promptly deliver a separate copy of the Notice, Annual Report or the proxy materials, as applicable, to you if you notify us by telephone at 972 (9) 957-6620, by mail at SolarEdge Technologies, Inc. at, 1 HaMada Street, Herziliya Pituach 4673335, Israel, or by email at investors@solaredge.com. You also may request additional copies of the Notice or the proxy materials by notifying us in writing or by telephone at the same address, email address, or telephone number. Stockholders with shares registered in the name of a brokerage firm or bank should contact their brokerage firm or bank to request information about householding or to opt in or out of householding.

Proposal No. 1
Election Of Directors

The Company’s Board of Directors is presently comprised of seven members, who are divided into three classes, designated as Class I, Class II and Class III. One class of directors is elected by the stockholders at each annual meeting to serve from the time of their election until the third annual meeting of stockholders following their election. Class I directors consist of Yoni Cheifetz and Doron Inbar; Class II directors consist of Tal Payne and Marcel Gani; and Class III directors consist of Nadav Zafrir, Zvi Lando and Avery More. Mr. Nadiv Zafrir was appointed as the Company’s chairman of the board on August 14, 2019. Ms. Betsy Atkins was appointed to the Company’s board of directors effective as of June 1, 2021, as a class I director, to fill the open vacancy on the Board of Directors and replaces Mr. Dan Avida who resigned from the Company’s board on August 30, 2020. Ms. Atkins was recommended to us by our Chairman. Her appointment will become effective June 1, 2021, immediately prior to which time the size of our Board will increase.

The Class III directors standing for election or reelection, as applicable at the Annual Meeting are Nadav Zafrir, Avery More and Zvi Lando. Nadav Zafrir was appointed to the Board in August 2019 and recommended by our former Chief Executive Officer, Mr. Guy Sella. The Class I and Class II directors will stand for reelection or election, as applicable, at the 2022 and 2023 annual meetings of stockholders, respectively.

Each of the nominees for election to Class III is currently a director of the Company. If elected at the Annual Meeting, each of the nominees for election to Class III would serve for a three year term until the third annual meeting of stockholders following this Annual Meeting and until his or her successor is duly elected and qualified, or until such director’s earlier death, resignation or removal. If any of the nominees is unable or unwilling to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), the stockholders may vote for a substitute nominee chosen by the present Board to fill the vacancy. In the alternative, the stockholders may vote for just the remaining nominees, leaving a vacancy that may be filled at a later date by the Board, or the Board may reduce the size of the Board of Directors.

The names of the nominees for election or reelection, as applicable, as Class III directors at the Annual Meeting and of the incumbent Class I and Class II directors, and certain information about them, including their ages as of April 5, 2021, are included below.

Name	Class	Age	Position	Director Since (Calendar Year)	Current Term Expires (Calendar Year)	Expiration of Term for which Nominated (Calendar Year)
Director Nominees
Nadav Zafrir (1)(2)	III	50	Chairman of the Board	2019	2021	2024
Avery More (1)(2)	III	66	Director	2006	2021	2024
Zivi Lando	III	56	Chief Executive Officer and Director	2020	2021	2024
Continuing Directors
Betsy Atkins (3)	I	67	Director		2022
Yoni Cheifetz (2)	I	60	Director	2010	2022
Doron Inbar (1)(4)	I	71	Director	2010	2022
Marcel Gani (4)	II	69	Director	2015	2023
Tal Payne (4)	II	49	Director	2015	2023

(1)	Member of the Compensation Committee.
(2)	Member of the Nominating and Corporate Governance Committee.
(3)	Ms. Atkins has been appointed effective as of June 1, 2021.
(4)	Member of the Audit Committee.

Nominees for election or reelection,
as applicable, as Class III Directors

Nadav Zafrir
joined our Board of Directors in 2019 and serves as the Chairman.
Bringing thirty years of experience in management, leadership, and technology innovation, Mr. Zafrir has been the co-founder and Managing Partner of Team8, a global venture group that builds and backs technology companies at the intersection of artificial intelligence, cybersecurity, data, fin-tech, enterprise software, and infrastructure since 2014. Prior to founding Team8, he served as Commander of Unit 8200, Israel’s elite military technology unit, where he established the Israel Defense Forces Cyber Command. He holds an LLB from the Interdisciplinary Center Herzliya (IDC) and an Executive MBA from the Kellogg – Recanati program of the Kellogg Graduate School of Business at Northwestern University in Chicago and the Recanati School of Business at Tel Aviv University. Mr. Zafrir’s technological expertise and former work experience with some of our senior management provides our board and the management team with helpful and valuable contribution insights into the business and technology development discussions which further strengthens our executive management.

Avery More
has served as a member of our Board of Directors since 2006.
Mr. More was the sole seed investor in the Company through his fund, ORR Partners I, L.P., and participated in all successive rounds. In addition to continued activity in ORR Partners, Mr. More joined Menlo Ventures, a venture capital firm, in 2013 as a venture partner, and focuses on investments in technology companies. Prior to joining Menlo Ventures, Mr. More was the president and chief executive officer of CompuCom Systems Inc. from 1989 to 1993. Mr. More currently serves on the board of directors of several private companies, OverOps, BuzzStream, AppDome, and HolistiCyber Ltd. Mr. More’s historical knowledge of our company and his experience as a director of other private and public technology companies provides a valuable perspective to our Board.

Zivi Lando
joined SolarEdge in 2009 as our Vice President, Global Sales.
We announced the appointment of Mr. Lando as our Acting Chief Executive Officer in August 2019 and as a director of our Board of Directors and permanent CEO on February 9 2020. Mr. Lando had previously spent 16 years at Applied Materials, a materials engineering company focused on the semiconductor, flat panel display and solar photovoltaic industries based in Santa Clara, California, where he held several positions, including process engineer for metal deposition and chemical vapor deposition systems, business manager for the Process Diagnostic and Control Group, vice president, and general manager of the Baccini Cell Systems Division in the Applied Materials Solar Business Group. His last position at Applied Materials was Vice President and General Manager of Baccini Cell Systems Division of the Solar Business Group, which he held from January, 2008 to March 2009. Mr. Lando holds a B.S. in Chemical Engineering from the Technion, Israel’s Institute of Technology in Haifa, and is the author of several publications in the field of chemical disposition.

The Board of Directors recommends a vote FOR the election of each of the three Class III director nominees.

Continuing Directors
Marcel Gani
has served as a member of our Board of Directors since 2015.
From 2005 to 2009, Mr. Gani lectured at Santa Clara University, where he taught classes on accounting and finance. In 1997, Mr. Gani joined Juniper Networks, Inc. where he served as chief financial officer and executive vice president from December 1997 to December 2004, and as chief of staff from January 2005 to March 2006. Prior to joining Juniper, Mr. Gani served as chief financial officer at various companies, including NVIDIA Corporation, Grand Junction Networks, Primary Access Corporation and Next Computers. Mr. Gani served as corporate controller at Cypress Semiconductor from 1991 to 1992. Prior to joining Cypress Semiconduc-tor, Mr. Gani worked at Intel Corporation from 1978 to 1991. Mr. Gani holds a B.A. in Applied Mathematics from Ecole Polytechnique Federal and an M.B.A. from University of Michigan, Ann Arbor. Mr. Gani serves on the board of directors of Infinera Corp., where he is a member of the Audit Committee and the chairman of the Compensation Committee. Mr. Gani brings valuable financial and business experience to our Board through his years of experience as a chief financial officer with public companies and experience as a director of other public companies.

Tal Payne
has served as a member of our Board of Directors since 2015.
Tal Payne brings over 15 years of financial management experience, serving as Chief Financial Officer in Check Point Software Technologies Ltd. (“Check Point”), an Israeli multinational pro-vider of software and combined hardware and software products for IT security, since joining the company in 2008 and as Chief Financial and Operations Officer since 2015. Ms. Payne oversees Check Point’s global operations and finance, including investor relations, legal, trea-sury, purchasing and facilities. Prior to joining Check Point, Ms. Payne served as Chief Financial Officer at Gilat Satellite Networks Ltd., where she held the role of Vice President of Finance for over five years. Ms. Payne began her career as a CPA in public accounting at Pricewaterhouse-Coopers. Ms. Payne holds a B.A. in Economics and Accounting and an Executive M.B.A., both from Tel Aviv University. Ms. Payne is a certified public accountant. Ms. Payne brings valuable financial and business experience to our Board through her years of experience as a chief financial officer with publicly traded companies. Ms. Payne currently also serves on the board of ironSource.

Yoni Cheifetz
has served as a member of our Board of Directors since 2010.
Since 2006, Mr. Cheifetz has served as a Partner at Lightspeed Venture Partners, a venture capital firm, where he focuses on investment activity in Israel in areas of interest, including the Internet, media, mobile, communications, software, semiconductors, renewable energy and healtcare. Prior to joining Lightspeed Venture Partners, Mr. Cheifetz was a partner with Star Ventures from 2003 to 2006. Before joining Star Ventures, Mr. Cheifetz was a serial entrepreneur and the founder, CEO and Chairman of several privately held software companies, most of which have been acquired. Mr. Chiefetz holds a B.Sc. in Applied Mathematics from Tel Aviv University and a M.Sc. in Applied Mathematics and Computer Science from the Weizmann Institute of Science. Mr. Cheifetz’s historical knowledge of our company and extensive experience in working with technology companies qualify him to serve as a member of our Board.

Doron Inbar
has served as a member of our Board of Directors since 2010.
Mr. Inbar has been a venture partner at Viola Ventures, an Israeli-based venture capital firm that invests primarily in early stage companies in the fields of Software, Communications, Semiconductors, Internet, Media, and Consumer Electronics, since 2006. Previously, Mr. Inbar served as the President of ECI Telecom Ltd., a global telecom networking infrastructure provider, from November 1999 to December 2005 and as its Chief Executive Officer from February 2000 to December 2005. Mr. Inbar has served on the board of directors of Alvarion Ltd. (formerly Nasdaq: ALVR), a company that sells broadband wireless and Wi Fi products, from September 2009 until September 2013 and was a member of its audit and compensation committees and served as chairman of its nominating and governance committee. Mr. Inbar served as chairman of the board of C nario Ltd., a global provider of digital signage software. Mr. Inbar served on the board of directors of Archimedes Global Ltd. from 2008 until 2018, a company which provides health insurance and health provision in Eastern Europe, and serves on the board of directors of MaccabiDent Ltd., the largest chain of dental service clinics in Israel. In 2012, Mr. Inbar joined the board of directors of Comverse Technology Inc. (formerly Nasdaq: CNSI), where he was a member of the audit committee and corporate governance committee until and thereafter at Xura ltd until August 2016, when the company was sold and turned into Mavenir Ltd. Mr. Inbar currently serves on the Board of Musico, a next generation music software solution since 2016. In 2017 Mr. Inbar was appointed as chairman of Cellwize wireless Technologies pty Ltd. a provider of software Orchestration and automation solutions to tier -1 MNO’s deploying 5G networks. Mr. Inbar holds a B.A. in Economics and Business Administration from Bar-Ilan University, Israel. Mr. Inbar’s historical knowledge of our company and extensive experience in working with technology companies qualify him to serve as a member of our Board.

Betsy Atkins
(a director effective June 1, 2021) is the former CEO and Chairman of SaaS Company Clear Standards, Inc. an energy management and sustainability software company. She also served as CEO of Key Supercomputer, focused on seismic analytics, applying AI machine learning technology to pinpoint reserves using predictive and prescriptive analytics, from 2008-2010 and as CEO of NCI, a food manufacturer creating Nutraceutical and Functional Food products, from 1991-1994. In addition, Ms. Atkins is a highly acclaimed public company Board Director and author. Ms. Atkins has served on some of the world’s most visible global public company boards. For 20 years, she has worked behind the scenes at companies like Schneider, Lucent, Vonage, SunPower Corp, Paychex and NASDAQ Inc. Ms. Atkins started her business career as an entrepreneur co-founding several successful high tech, energy and consumer companies including Ascend Communications. Ms. Atkins is an effective operational leader, having served as CEO three times and she has a strong global and operational perspective encompassing the full range of experience from growth to restructuring and is a recognized ESG and Governance thought leader. Her corporate board experience covers industries including Technology, Energy Management, Solar, Industrial Automation, Manufacturing, Automotive, and Logistics. Ms. Atkins brings the knowledge of leveraging next gen digital technologies, is an innovative entrepreneur for tech enablement for the future of work for manufacturing 4.0 initiatives (i.e. applying industrial Internet of Things, or IIoT, for preventative maintenance in the Industrial, Automotive, and Aerospace sectors). Ms. Atkins has a global, broad perspective on energy from her role as Lead Director at SunPower, the renewable solar company, and Schneider, the energy efficiency infrastructure monitoring and industrial automation process control company, where she served from 2005-2012 and 2011 – 2019, respectively. Her areas of experience include Artificial Intelligence, Seismic Analytics, Internet of Things (IoT), using technology to digitize processes driving accuracy and productivity, Cyber Security, Mobile and SaaS. Ms. Atkins currently serves on the public boards of Wynn Resorts and SL Green, as well as on the private company board for Volvo Car Corporation. Ms. Atkins holds a degree in liberal arts from the University of Massachusetts, Magna Cum Laude.

Directors and Corporate Governance

Board Independence

Under the listing requirements and Nasdaq rules, independent directors must comprise a majority of a listed company’s board of directors. Our Principles of Corporate Governance (the “Principles”) provide that an “independent” director is a director who meets the Nasdaq definition of independence. The Principles also provide that, under applicable Nasdaq rules, the members of each of the Audit and Compensation Committees are subject to additional, heightened independence criteria applicable to directors serving on these committees. Our Board of Directors has undertaken a review of its composition, the composition of its committees and the independence of each director (both generally, and, where applicable, under heightened independence criteria applicable to certain committees). Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our Board of Directors has determined, based on the recommendation of our Nominating and Corporate Governance Committee, that each of Messrs. Avida, Cheifetz, Gani, Inbar, More and Zafrir, Ms. Atkins and Payne is “independent” under Nasdaq rules. In making the independence determinations, our Board of Directors assessed the current and prior relationships that each non-employee director has with us and all other relevant facts and circumstances, including the beneficial ownership of our capital stock by each non-employee director and affiliated persons and entities and any payments made to and from entities affiliated with the directors. Based on these assessments, for each director deemed to be independent, our Board of Directors made a determination that, because of the nature of the director’s relationships or the amounts involved, the director had no relationships with the Company or our management that, in the judgment of the Board, would impair the director’s independence.

As described in our Corporate Governance Guidelines, the independent directors meet in executive sessions without management present at every regular Board meeting to promote open discussion among independent directors.

Leadership Structure and succession planning

In 2019, we separated the roles of Board Chairman and CEO. In August 2019, Mr. Zafrir became the Chairman of our Board of Directors. On February 19, 2020, Mr. Lando assumed the role as the Company’s CEO on a permanent basis and was appointed to serve as a member of the Board of Directors. Mr. Lando was identified by the Company as the best candidate to lead the continued growth and innovative spirit of our Company, along with the support and guidance of Mr. Zafrir as independent Chairman and all of the other independent Board members.

The Board believes that its current leadership structure best serves the objectives of the Board’s independent oversight of management, the ability of the Board to carry out its roles and responsibilities on behalf of the shareholders, and the Company’s overall corporate governance.

The Board also believes that the current separation of the Chairman and CEO roles allows the CEO to focus his time and energy on operating and managing the Company and enables him to leverage the experience and perspectives of the Chairman of the Board and the other experienced Board members. The Board and the Nominating and Corporate Governance Committee periodically review the leadership structure and may make changes in the future.

Board Diversity and Refreshment

The Board conducts regular renewal and refreshment assessment. As part of such assessment, while the Board has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees, the Nominating & Governance Committee endeavors to include women and minority director candidates for consideration. The Nominating & Governance Committee regularly reviews the composition of our Board and assesses the skills and characteristics of our directors with a view towards enhancing the composition of our Board to support the Company’s evolving strategy.

The Board evaluates its diversity of occupational and personal backgrounds and viewpoints as part of its annual re-nomination process. Each of our director nominees has achieved a high level of success in his or her career, including extensive experience in technology companies and venture capital firms, as well as historical knowledge of our company for those that have served several years on our Board. Based on their experiences, each has been directly involved in the challenges related to setting the strategic direction and managing the financial performance, personnel, and processes of large, complex organizations. Each has had exposure to effective leaders and has developed the ability to judge leadership qualities. The Nominating and Corporate Governance Committee consults with other members of the Board and management in identifying and evaluating candidates for director.

The Company values diversity on a company-wide basis and seeks to achieve a diversity of occupational and personal backgrounds and viewpoints in its executive management team and on the Board of Directors. In 2021, we appointed Ms. Atkins to our Board of Directors (effective June 1, 2021). The Company aspires to increase the presence of women and ethnically diverse persons in executive and management positions in connection with our sustainability strategy regarding the promotion of gender parity and equal pay. To this end, the Company has already more than doubled the total number of women employees at all levels during the past three fiscal years.

Additionally, the Board believes that diversity with respect to tenure is important in order to provide the Company with balanced views and insights from Board members who have a deep acquaintance with the Company’s history as well as a fresh perspective from new Board members. In each of the past three years a new Board member joined our Board, with Mr. Nadav Zafrir joining in 2019 as Chairman of the Board, Mr. Zvi Lando, our CEO, joining as a member of the Board in 2020 and most recently, Ms. Atkins, joining our Board effective as of June 1, 2021 in order for her to maintain no more than four board commitments simultaneously and to replace Mr. Dan Avida who resigned from our Board in September of 2020.

*includes Ms. Betsy Atkins appointed as a member of the Board effective June 1, 2021.

Principles of Corporate Governance

The Company is committed to robust corporate governance, ethical conduct, sustainability and accountability of our senior executives and board members. Our Principles of Corporate Governance are available under “Corporate Governance” on our website at http:// investors.solaredge.com.

Corporate Governance Highlights

Board and Committee Practices

7/8 directors (87.5%) are independent*
2/8 of our Board members are women*
Balanced Board composition of tenure, diversity and skill
Annual Board and committee self-evaluations
Limits on the number of boards on which our directors may serve, with no director permitted to serve on more than four public boards
Independent Chairman, separate from CEO
Corporate Governance Committee oversight of sustainability and other governance matters
Compensation Committee oversight of human capital management strategies and policies

* Includes Ms. Betsy Atkins who has been appointed to the Board effective as of June 1, 2021.
Accountability and Other Governance Practices
New clawback policy adopted in 2021
Stock ownership and share retention policy for Board members and executive officers
Annual shareholder advisory vote on executive compensation ("Say-on-Pay")
Comprehensive Code of Conduct and other corporate policies broadly adopted throughout the Company

Shareholder Rights

Comprehensive shareholder outreach program
No shareholder rights plan
No dual-class share structure
Each stockholder is entitled to one vote per share

Board oversight of incentive structure for executives

Our Compensation Committee annually reviews and approves incentive structure,targets,and objectives in alignment with the Company's business strategy
Financial and specific performance-based incentive targets are set by our Compensation Committee to reward financial and operational performance that advances the Company's short- and long-term strategic goals

Sustainability
”With a core business that is inherently focused on mitigating climate change by making solar power more affordable and more efficient, sustainable development has always been at the core of our thinking and planning.”
Zivi Lando, CEO
In 2020, the Company made significant progress in our Environmental, Social and Governance (ESG) performance and disclosure. At the start of the year, SolarEdge’s senior management embarked upon a comprehensive strategic process which resulted in a clear definition of key stakeholder groups, a list of material sustainability topics intended to represent the Company’s most important impacts on stakeholders, and a strategy framework with 2025 goals and targets. This process was conducted with the support of an expert external advisor and involved our senior executives and other senior managers within the Company. The Board of Directors of SolarEdge approved and endorsed this strategy which represents an important component in the pursuit of SolarEdge’s business growth objectives

Our social purpose:	Our social mission:	Our core values:

To power the future of energy so we can all enjoy better living and a cleaner, greener future.	Shaping the future of sustainable energy production, energy storage and e-mobility through innovation.	Innovation, excellence and integrity.

Our sustainability material topics:	Affordable Clean Energy	Product Development and Innovation
	Responsible Employer	Resource Efficiency
	Community Investment	Human Rights
	Smart Energy Solutions	Product Sustainability
	Climate Resilience	Ethical Sourcing & Supplier Management
Ethical and Compliant Conduct

In order to increase and enhance transparency for the benefit of our stakeholders, in 2020, we significantly expanded our Environmental, Soc ial and Governance (ESG) reporting and disclosure:

We published our second annual Sustainability Report,prepared for the first time consistent with the leading global sustainability disclosure standards,GRI(Global Reporting Initiative) and also SASB (Sustainability Accounting Standards Board) intended to align the Company's disclosure with leading corporations around the world and with the expectations of investors and other stakeholders

We published three newly developed position statements:

Corporate ESG Performance

Prime

RATED BY

ISS ESG

Our Approach to Compliance, describing the importance of operating our business in line with ethical standards of conduct to the Company's business.
Our Approach to Human Rights, describing the Company's commitment to conduct our business in a manner that aims to respect the rights and dignity of all people.
Our Approach to Environmental Stewardship and Climate Resilience, describing how the Company seeks to minimizes the negative impacts of our operations on the environment.

We commenced work on additional ESG position statements to further clarify our stand on topics of importance to our stakeholders.

For information regarding our sustainability strategy, see our 2019 Sustainability Report, available through the Sustainability page of our website.
Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our officers and employees, including our Chief Executive Officer and Chief Financial Officer and those officers and employees responsible for financial reporting. We have also adopted a code of business conduct and ethics that applies to our directors. Our codes of business conduct and ethics are posted on the investor relations section of our website at http://investors.solaredge.com. We intend to disclose future amendments to our codes of business conduct and ethics, and any waivers of their provisions that we grant to our executive officers and directors, on our website within four business days following the date of the amendment or waiver. In 2021, we currently plan to publish a Supplier Code of Conduct to expressly establish our expectations regarding the behavior and practices of suppliers with whom we work.

Board Meetings

During 2020, the Board of Directors held nine meetings. Each director attended 100% of the meetings of the Board of Directors held during the period such director served and each of our directors attended at least 75% of the aggregate of the total number of the meetings held by any of the committees of the Board of Directors on which such director served during such period.

The Board’s Role in Risk Oversight

The Board of Directors oversees the Company’s risk management process. The Board oversees a Company-wide approach to risk management, designed to enhance stockholder value, support the achievement of strategic objectives and improve long-term organizational performance. The Board determines the appropriate level of risk for the Company generally, assesses the specific risks faced by the Company and reviews the steps taken by management to manage those risks. The Board’s involvement in setting the Company’s business strategy facilitates these assessments and reviews, culminating in the development of a strategy that reflects both the Board’s and management’s consensus as to appropriate levels of risk and the appropriate measures to manage those risks. Pursuant to this structure, risk is assessed throughout the enterprise, focusing on risks arising out of various aspects of the Company’s strategy and the implementation of that strategy, including financial, legal/ compliance, operational/strategic, health and safety, and compensation risks. The Board also considers risk when evaluating proposed transactions and other matters presented to the Board, including material acquisitions and financial matters.

While the Board maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, the Audit Committee reviews and discusses the Company’s practices with respect to risk assessment and risk management. The Audit Committee also focuses on the adequacy and effectiveness of the Company’s internal controls. In 2019, the Company appointed a Senior Director of Risk Management and Internal Audit and expanded its internal audit team in order to support audit continuity by a function that is deeply acquainted with the Company. The Audit Committee receives regular reports from the Company’s Senior Director of Risk Management and Internal Audit on the Company’s internal system of audit and financial controls, enterprise risk information, and the periodic report of internal audit activities. In addition, the Audit Committee oversees the Company’s compliance program with respect to legal and regulatory requirements, including the Company’s codes of conduct and policies and procedures for monitoring compliance. The Compensation Committee oversees the assessment of the risks related to the Company’s compensation policies and programs applicable to its officers and other employees. Management regularly reports on applicable risks to the relevant committee or the Board, as appropriate, including reports on significant Company projects, with additional review or reporting on risks being conducted as needed or as requested by the Board and its committees.

Board Committees

Audit Committee
Our Board of Directors has established an Audit Committee, which operates under a written charter that is available on our website at http:// investors.solaredge.com. The Audit Committee’s responsibilities include, but are not limited to:

Appointing, compensating, retaining, evaluating, terminating and overseeing our outside auditor;
At least annually, reviewing the independence of our outside auditor;
Reviewing with our independent registered public accounting firm the matters required to be reviewed by applicable auditing requirements;
Approving in advance all audit and permissible non-audit services to be performed by our independent registered public accounting firm;
Meeting to review and discuss with management and the outside auditor the annual audited and quarterly financial statements of the company and the independent auditor’s reports related to the financial statements;
Receiving reports from management regarding, and reviewing and discussing the adequacy and effectiveness of, the company’s disclosure controls and procedures;
Establishing and overseeing procedures for the confidential, anonymous submission of concerns regarding questionable accounting, internal controls, auditing and federal securities law matters;
Establishing and periodically reviewing policies and procedures for the review, approval, and ratification of related person transactions; and
Overseeing the preparation of the report of the audit committee that sec rules require to be included in our annual proxy statement.

Our Audit Committee, which met eight times in the year ended December 31, 2020, consists of Marcel Gani, Tal Payne and Doron Inbar, with Marcel Gani serving as chairman. The composition of our Audit Committee complies with the applicable requirements of the SEC and the listing requirements of Nasdaq. All of our Audit Committee members meet the additional, heightened independence criteria applicable to directors serving on the Audit Committee under the Nasdaq rules and SEC rules. Our Board of Directors has determined that Marcel Gani and Tal Payne each qualify as an “Audit Committee financial expert” as defined by applicable SEC rules and has the requisite financial sophistication as defined under the applicable Nasdaq rules and regulations.

Compensation Committee

Our Board of Directors has established a Compensation Committee, which operates under a written charter that is available on our website at http://investors.solaredge.com. The Compensation Committee’s responsibilities include, but are not limited to:

Overseeing our overall compensation philosophy, policies, and programs;
Reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer, evaluating the chief executive officer’s performance in light of those goals and objectives, approving grants of equity awards to the chief executive officer and recommending to the independent directors the chief executive officer’s compensation level based on this evaluation;
Overseeing the evaluation of other executive officers and approving equity awards to these officers, and setting their compensation based upon the recommendation of the chief executive officer;
Reviewing and approving the design of other benefit plans pertaining to executive officers;
Reviewing and approving employment agreements and other similar arrangements between us and our executive officers;
Overseeing preparation of the report of the compensation committee to the extent required by SEC rules to be included in our annual meeting proxy statement; and
Overseeing the company’s strategies and policies related to human capital management, including with respect to matters such as diversity and inclusion.

Our Compensation Committee, which met four times during the year ended December 31, 2020, consists of Avery More, Nadav Zafrir, and Doron Inbar, with Avery More serving as chairman. The composition of our Compensation Committee meets the requirements for independence under the applicable rules and regulations of the SEC and the Nasdaq Global Select Market. Each member of the Compensation Committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act.

Compensation Committee Interlocks and Insider Participation

During 2020, our Compensation Committee consisted of Avery More, Doron Inbar, and Dan Avida who was replaced by Nadav Zafrir following Mr. Avida’s resignation. None of the members of our Compensation Committee is, or was during the year ended December 31, 2020, an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Nominating and Corporate Governance Committee

Our Board of Directors has established a Nominating and Corporate Governance Committee, which operates under a written charter that is available on our website at http://investors.solaredge.com. The Nominating and Corporate Governance Committee’s responsibilities include, but are not limited to:

Developing and recommending to the board criteria for identifying and evaluating director candidates and periodically reviewing these criteria;
Identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;
Assessing the contributions and independence of incumbent directors in determining whether to recommend them for reelection to the board;
Developing and recommending to our board of directors a set of corporate governance guidelines and principles;
Establishing procedures for the consideration of board candidates recommended by the company’s stockholders;
Recommending to the board candidates to be elected by the board to fill vacancies and newly created directorships and candidates for election or reelection at each annual stockholders’ meeting;
Periodically reviewing the board’s leadership structure, size, composition, and functioning;
Overseeing succession planning for positions held by executive offices;
Overseeing the evaluation of the board and its committees;
Annually reviewing the compensation of directors for service on the board and its committees and recommend changes in compensation to the board, as appropriate; and
Overseeing and making recommendations to the board regarding sustainability matters.

Our Nominating and Corporate Governance Committee, which met twice during the year ended December 31, 2020, consists of Avery More, Nadav Zafrir and Yoni Cheifetz, with Avery More serving as chairman. The composition of our nominating and corporate governance committee meets the requirements for independence under the applicable rules of the Nasdaq Global Select Market.

Policy Regarding Stockholder Recommendations

The Company identifies new director candidates through a variety of sources. The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders in the same manner it considers other candidates, as described below.

Stockholders seeking to recommend candidates for consideration by the Nominating and Corporate Governance Committee should submit a recommendation in writing describing the candidate’s qualifications and other relevant biographical information and provide confirmation of the candidate’s consent to serve as director. Please submit this information to the Corporate Secretary at 1 Hamada Street, Herziliya Pituach, Israel, 4673335.

Stockholders may also propose director nominees by adhering to the advance notice procedure described under “Stockholder Proposals” elsewhere in this Proxy Statement.

Stockholder Engagement and Communication Policy

Understanding the issues that are important to our stockholders is critical in ensuring that we address their interests in a meaningful and effective way. The Company engages with our stockholders on a regular basis to discuss a range of topics, including our performance, strategy, risk management, executive compensation, sustainability, diversity and corporate governance. We recognize the value of taking our stockholders’ views into account. Dialogue and engagement with our stockholders helps us understand how they view us and set goals and expectations for our performance.

The Company’s engagement with its stockholders takes many forms and is a year-round activity. The Company’s Chief Financial Officer participates in numerous investor conferences and conducts non deal roadshows in various locations in and outside of the U.S. These meetings provide an opportunity for us to maintain an active dialogue with our stockholders to ensure their perspectives are thoughtfully considered. During 2020 our Chief Financial Officer and other members of our Investment Relations team engaged in various meetings and conferences with stockholders representing over 45% of our outstanding shares, 60% of our outstanding shares excluding employees and Directors and approximately 67% of our institutional shareholdings as of the record date. Our CFO routinely reports feedback received from stockholders to our executive management and Board.

We further communicate with stockholders and other stakeholders through various media, including our annual report and SEC filings, proxy statement, press releases, and through our website. We hold conference calls for our quarterly earnings releases, which are open to all. These calls are available in real-time and as archived webcasts on our website. In November 2019, we held an Investor Analyst Day with presentations from our Chairman of the Board, CEO, Chief Financial Officer and additional senior executives
The Company encourages stockholders to participate in the Company’s annual stockholder meetings, as it provides a valuable opportunity to discuss the Company, its corporate governance, and other important matters.

Any stockholder of the Company or any other interested party wishing to communicate with the Board may write to the Board at Board of Directors, c/o Corporate Secretary, 1 HaMada Street, Herziliya Pituach 4673335, Israel, or by email at investors@solaredge.com. The Corporate Secretary will maintain a log of such communications and transmit as soon as practicable such communications to the identified director addressees, unless there are safety or security concerns that mitigate against further transmission of the communication, as determined by the Corporate Secretary. The Board or individual directors so addressed will be advised of any communication withheld for safety or security reasons as soon as practicable.

In addition, any person wishing to communicate with the Company’s independent directors may do so by writing to them, c/o Corporate Secretary, 1 HaMada Street, Herziliya Pituach 4673335, Israel, or by email at investors@solaredge.com.

Director Qualifications

The Nominating and Corporate Governance Committee and the Board have identified particular qualifications, attributes, skills and experiences that are important to be represented on the Board as a whole, in light of the Company’s current needs and business priorities:

Leadership and Executive Experience in Public Companies- We believe that directors who have significant practical experience, demonstrated business acumen and leadership, and high levels of accomplishment will possess the ability to exercise sound business judgment and to provide insight and practical wisdom to help us analyze, shape, and oversee the execution of important operational and policy issues while understanding the legal and regulatory demands required from a public company;

Extensive Knowledge of the Company’s Business – We design and manufacture both hardware and software technological solutions for the smart energy market while constantly developing and growing our business. Our director’s commitment to understanding the Company and its business, industry, and strategic objectives is significant for their contribution to our strategic planning and business discussions.

High Level of Financial Expertise - Accurate financial reporting, robust auditing and familiarity with new accounting principles and practices are important for us as a public traded company. We therefore seek to have a number of directors who qualify as Audit Committee financial experts. We further expect all of our directors to be financially knowledgeable in order to understand and advise on our financial reporting, internal control and investment activities.

Broad International Exposure - We currently have a presence in 28 countries around the world. Our products have been installed in 133 countries around the world. Due to the global nature of our business, we deem it critical for our directors to be able to provide valuable business and cultural perspective on our international operations.

Innovation and Technology – Our products reflect a focus on innovation and we are continuously searching to improve and enhance the capabilities of our technology departments. It is important for us to have directors who share the desire for technological innovation, who have themselves led technology companies and who want to be a part of leading the path for continuous innovation in the area of smart energy. In light of the importance of protection of infrastructure from security threats including cyber, we look to our board members for their experience in this area.

Independence - For non-employee directors, independence under Nasdaq listing standards and other applicable rules and regulations.

The table below summarizes the specific skills and attributes most valued by the Nominating and Governance Committee in connection with annual assessment and/or appointment decision-making for each director or nominee listed below. Therefore, the absence of a particular skill for a director does not mean the director does not possess that attribute.

Leadership and Executive Experience Knowledge of the Company’s Business Financial Expertise Broad International Exposure Innovation and Technology Independence Corporate Governance & ESG Experience
Nadav Zafrir Zivi Lando Yoni Cheifetz Marcel Gani Doron Inbar Avery More Tal Payne Betsy Atkins Board Composition (%)   100   87   37   100   63   87   37

Proposal No. 2
Ratification of Appointment of Independent
Registered Public Accounting Firm for 2021

The Audit Committee of the Board of Directors has selected Ernst & Young LLP (EY) to be the Company’s independent registered public accounting firm for the year ending December 31, 2021, and recommends that the stockholders vote for ratification of such appointment. EY has been engaged as our independent registered public accounting firm since 2007. As a matter of good corporate governance, the Audit Committee has requested that the Board of Directors submit the selection of EY as the Company’s independent registered public accounting firm for 2021 to the stockholders for ratification. In the event our stockholders do not approve this ratification proposal, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee may select another independent registered public accounting firm if it determines that doing so would be in the best interests of the Company. A representative of EY is expected to be present at the virtual Annual Meeting. The representative of EY will have the opportunity to make a statement at the Annual Meeting if he or she desires to do so, and will be available to respond to appropriate questions.

Audit and Related Fees

The following table sets forth the aggregate fees for professional services rendered by EY for the audit of our financial statements for the year ended December 31, 2019 and the year ended December 31, 2020, and the aggregate fees for other services rendered by EY during those periods:

	2019 ($)	2020 ($)
Audit fees (1)	1,149,000	1,251,200
Audit related fees	10,000	250,000 (2)
Tax fees (3)	158,000	203,765
Total audit and related fees	1,317,000	1,704,965

(1)
“Audit fees” are fees for audit services for each of the years shown in this table, including fees associated with the annual audit (including audit of our internal control over financial reporting for the year ended December 31, 2019 and for the year ended December 31, 2020), reviews of our quarterly financial results submitted on Form 10-Q, Korean and Italian statutory audit services and consultations on various accounting issues.

(2)
“Audit Related Fees” are fees related to assurance and related services provided in connection with the issuance of the Company’s Convertible Senior Notes issued on September 25, 2020 in an aggregate principle amount of $632.5 million.

(3)	Represents professional services rendered for tax compliance, tax advice, tax planning, and review of our Israeli tax returns.

Our Board of Directors adopted a written policy for the pre-approval of certain audit and non-audit services which EY provides. The policy balances the need to protect the independence of EY, while recognizing that in certain situations EY may possess both the technical expertise and knowledge of the Company to best advise the Company on issues and matters in addition to accounting and auditing. In general, the Company’s independent registered public accounting firm cannot be engaged to provide any audit or non-audit services unless the engagement is pre-approved by the Audit Committee. Certain services may also be pre-approved by the Chairman of the Audit Committee under the policy. All of the fees identified in the table above were approved in accordance with our pre-approval policy.

The Board of Directors recommends a vote FOR the ratification of the appointment of EY for 2021.

Proposal No. 3
Say–On-Pay

In accordance with Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote, on an advisory (non-binding) basis, to approve the compensation of our named executive officers as disclosed in this Proxy Statement (referred to as “Say-on-Pay” vote). As described below in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee’s goals in setting executive compensation are to motivate our executives to maximize stockholder value, provide compensation that varies based on performance, and attract and retain managerial talent, without promoting unreasonable risk-taking. To achieve these goals, our executive compensation structure emphasizes performance-based compensation, including annual incentive compensation and stock-based awards.

We urge stockholders to read the “Compensation Discussion and Analysis” below, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative following the Compensation Discussion and Analysis, which provide detailed information on the compensation of our named executive officers. The Board of Directors and the Compensation Committee believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement reflects and supports these compensation policies and procedures.

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, stockholders will be asked at the Annual Meeting to approve the following advisory resolution:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers described in the Compensation Discussion and Analysis and disclosed in the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2021 Annual Meeting of Stockholders.

This advisory Say-on-Pay vote is non-binding; however, our Board of Directors and Compensation Committee will review and consider the voting results carefully when making future decisions regarding our executive compensation programs.

After careful consideration, the Board of Directors has adopted a policy of providing for annual “Say-on-Pay” advisory votes. Unless the Board of Directors modifies its policy on the frequency of holding “Say-on-Pay” votes, the next “Say-on-Pay” advisory vote will be included in our 2022 proxy statement.

The Board of Directors recommends a vote FOR the approval of our executive compensation on an advisory basis.

Security Ownership Of Certain Beneficial
Owners And Management

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 5, 2021 (unless indicated otherwise below), for:
Each person known to us to beneficially own 5% or more of the outstanding shares of our common stock;
Each member of our board of directors and director nominees;
Each of our named executive officers; and
The members of our board of directors and our executive officers as a group.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership in the following table is based on 51,976,095 shares of common stock outstanding as of April 5, 2021, unless otherwise indicated in the footnotes below. In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed to be outstanding all shares of common stock subject to options or other convertible securities held by that person or entity that are currently exercisable or exercisable within 60 days of April 5, 2021. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o SolarEdge Technologies, Inc., 1 HaMada Street, Herziliya Pituach 4673335, Israel.

	Shares Beneficially Owned
Name of Beneficial Owner 5% Stockholders:	Shares	%
BlackRock, Inc. (1)	5,998,029	11.5%
FMR LLC (2)	3,012,306	5.8%
Directors, Director Nominees and Named Executive Officers:
Zvi Lando (3)	66,037	*
Ronen Faier (4)	71,595	*
Yoav Galin (5)	187,130	*
Rachel Prishkolnik (6)	11,066	*
Uri Bechor (7)	8,337

Nadav Zafrir (8)	3,160	*
Yoni Cheifetz (9)	26,923	*
Marcel Gani (10)	27,033	*
Doron Inbar (11)	26,923	*
Avery More (12)	83,230	*
Tal Payne (13)	26,923	*
All directors and executive officers as a group (14 individuals) (14)	842,671	1.6%

*Represents beneficial ownership of less than 1%.

(1)
Based solely on a Schedule 13G/A filed with the SEC by BlackRock, Inc., on February 5, 2021. The Schedule 13G/A contains information as of December 31, 2020. BlackRock, Inc. reports having sole dispositive power over 5,998,029 shares and sole voting power over 5,747,529 shares. The address of the reporting persons is 55 East 52nd Street, New York, NY 10055.

(2)
Based solely on a Schedule 13G filed with the SEC by FMR LLC and Abigail P. Johnson on February 8, 2021. The Schedule 13G contains information as of December 31, 2020. The filing reflects securities beneficially owned or deemed to be so owned, by FMR LLC, certain of its subsidiaries and affiliates, and other companies. Ms. Jonson is a director, and the chairman and chief executive officer, of FMR LLC. FMR LLC and Ms. Johnson report having sole dispositive power over 3,012,306 shares. FMR LLC further reports having sole voting power over 1,552,831 shares. The address of the reporting persons is 245 Summer Street, Boston, Massachusetts 02210

(3)
Consists of 22,060 shares of common stock owned of record by Mr. Lando, 3,435 shares of common stock issuable upon settlement of restricted stock units which will vest and settle within 60 days of April 5, 2021 and 40,542 shares of common stock issuable upon exercise of options exercisable within 60 days of April 5, 2021.

(4)
Consists of 42,273 shares of common stock owned of record by Mr. Faier, 2,397 shares of common stock issuable upon settlement of restricted stock units which will vest and settle within 60 days of April 5, 2021 and 26,925 shares of common stock issuable upon exercise of options exercisable within 60 days of April 5, 2021.

(5)
Consists of 75,035 shares of common stock owned of record by Mr. Galin, 2,043 shares of common stock issuable upon settlement of restricted stock units which will vest and settle within 60 days of April 5, 2021 and 110,052 shares of common stock issuable upon exercise of options exercisable within 60 days of April 5, 2021.

(6)
Consists of 3,242 shares of common stock owned of record by Ms. Prishkolnik, 2,193 shares of common stock issuable upon settlement of restricted stock units which will vest and settle within 60 days of April 5, 2021 and 5,631 shares of common stock issuable upon exercise of options exercisable within 60 days of April 5, 2021.

(7)
Consists of 4,967 shares of common stock owned of record by Mr. Bechor, 1,312 shares of common stock issuable upon settlement of restricted stock units which will vest and settle within 60 days of April 5, 2021 and 2,058 shares of common stock issuable upon exercise of options exercisable within 60 days of April 5, 2021.

(8)
Consists of 1,949 shares of common stock owned of record by Mr. Zafrir, and 1,211 shares of common stock issuable upon settlement of restricted stock units which will vest and settle within 60 days of April 5, 2021.

(9)
Consists of 25,712 shares of common stock owned of record by Mr. Cheifetz, and 1,211 shares of common stock issuable upon settlement of restricted stock units which will vest and settle within 60 days of April 5, 2021.

(10)
Consists of 16,712 shares of common stock owned of record by Mr. Gani, 1,211 shares of common stock issuable upon settlement of restricted stock units which will vest and settle within 60 days of April 5, 2021, 5,555 shares of common stock held directly by Marcel Gani 2002 Living Trust and 3,555 shares of common stock held directly by ALGA Partners LLC. Mr. Gani, in his capacity as trustee, has voting and investment power over the shares owned by the Marcel Gani 2002 Living Trust. Mr. Gani, in his capacity as manager, has voting and investment power over the shares owned by ALGA Partners LLC.

(11)
Consists of 25,712 shares of common stock owned of record by Mr. Inbar, and 1,211 shares of common stock issuable upon settlement of restricted stock units which will vest and settle within 60 days of April 5, 2021.

(12)
Consists of 61,019 shares of common stock owned of record by Mr. More, 1,211 shares of common stock issuable upon settlement of restricted stock units which will vest and settle within 60 days of April 5, 2021, 20,000 shares of common stock held by More Family 2020 DT Investment LLC and 1,000 shares held by Avery More’s wife, Jerralyn Smith More, as to which Avery More disclaims any ownership interest.

(13)
Consists of 25,712 shares of common stock owned of record by Ms. Payne, and 1,211 shares of common stock issuable upon settlement of restricted stock units which will vest and settle within 60 days of April 5, 2021.

(14)
Consists of 618,034 shares of common stock, 20,306 shares of common stock issuable upon settlement of restricted stock units which will vest and settle within 60 days of April 5, 2021, and 204,334 shares of common stock issuable upon exercise of options exercisable within 60 days of April 5, 2021.

Executive Officers

Biographical information for the executive officers of the Company is set forth below. Biographical information for Mr. Lando can be found under “Nominees for election or reelection, as applicable, as Class III Directors” on page 13

Ronen Faier
joined SolarEdge in 2011 as our Chief Financial Officer. Prior to joining SolarEdge, Mr. Faier served from 2008 to 2010 as the chief financial officer of Modu Ltd, a privately owned Israeli company. Between 2004 and 2007, Mr. Faier held several senior finance positions, including chief financial officer at M-Systems prior to its acquisition by SanDisk Corporation in 2006. Previously, Mr. Faier served as corporate controller of VocalTec Communications Ltd. Mr. Faier holds a CPA (Israel) license, an MBA (with Honors) from Tel Aviv University and a B.A. in Accounting and Economics from the Hebrew University in Jerusalem.

Uri Bechor
joined SolarEdge in 2019 as our Chief Operating Officer. Prior to joining SolarEdge, Mr. Bechor was at Flex Ltd., a multinational electronics contract manufacturer for 22 years where he served as Senior Vice President, Global Operations, Europe and the Americas and General Manager at Flex International Ltd. Mr. Bechor, in his previous position, oversaw more than forty manufacturing sites and was responsible for revenues of more than $10 billion.

Rachel Prishkolnik
joined SolarEdge in 2010 as our Vice President, General Counsel and Corporate Secretary. Prior to joining So-larEdge, Mrs. Prishkolnik served as the vice president, general counsel & corporate secretary of Gilat Satellite Net-works Ltd. At Gilat she held various positions beginning as legal counsel in 2001 and becoming corporate secretary in 2004 and vice president, general counsel in 2007. Prior to Gilat, she worked at the law firm of Jeffer, Mangels, Butler & Marmaro LLP in Los Angeles. Before that, Mrs. Prishkolnik worked at Kleinhendler & Halevy (currently Gross GKH Law Offices) in Tel Aviv. Mrs. Prishkolnik holds an LLB law degree from the Faculty of Law at the Tel Aviv University and a B.A. from Wesleyan University (College of Social Studies) in Connecticut. She is licensed to practice law and is a member of the Israeli Bar.

Yoav Galin
co founded SolarEdge in 2006 and has served since our founding as our Vice President, Research & Development where he is responsible for leading the execution of our technology strategy, building and managing the tech-nology team and overseeing research and development of SolarEdge’s innovative PV power harvesting products. Prior to joining SolarEdge, Mr. Galin served for 11 years at the Electronics Research Department (ERD). During this period, Mr. Galin held various research and development and management positions, including his last position at the ERD where he led a project and its development team of over 30 hardware and software engineers. He was also responsible for overseeing the research and development of future technologies. Mr. Galin holds a B.S. in Electrical Engineering from Tel Aviv University.

Meir Adest
co-founded SolarEdge in 2006 and has served since 2007 as our Vice President, Core Technologies where he is re-sponsible for SolarEdge’s certification and research of future technologies. He was appointed to serve as our Chief Information Officer in 2018 and appointed as Chief Product & Information Officer in 2020. Prior to co-founding So-larEdge, Mr. Adest spent 7 years at the Electronics Research Department (‘‘ERD’’), one of Israel’s national labs, which is tasked with developing innovative and complex systems, where he held a number of positions and managed large-scale techno-operational projects. Mr. Adest holds a B.Sc in mathematics, physics, and computer science from the Hebrew University in Jerusalem.

Shuli Ishai
joined SolarEdge in 2020 as our Vice President of Global Human Resources. Ms. Ishai brings a wealth of experience to her role, previously serving as Executive Vice President of HR and MIS at Stratasys, Chief Resource Officer at Netafim, and Corporate Vice President of HR at Nice. Ms. Ishai holds a BA and an MA in Art History from Tel Aviv University and an MA in Organizational Behavior from Tel Aviv University.

Yogev Barak
joined SolarEdge in 2020 as our Chief Marketing Officer. Mr. Barak brings to SolarEdge over twenty-five years of experience in international marketing and B2B product management, including executive management positions at HP and Applied Materials. In his most recent role, Mr. Barak served as the Head of Strategy, Marketing, Products and Business Management at HP Indigo. Mr. Barak holds a B.Sc. in Electrical Engineering from Tel Aviv University.

Executive Compensation
Compensation Discussion And Analysis

We invest our resources to grow our business both organically and non-organically in a manner that we believe will increase shareholder value. As our Company continues to grow significantly, our Compensation Committee oversees our compensation guidelines and practices in order to attract new talent, support and reward the achievement of our financial goals and promote the attainment of other key business objectives.

Executive Summary—2020 Business Highlights and Link to Pay Decisions
Record revenues of $1.46 billion Market capitalization $16.5 billion as of December 31, 2021 Total shareholder return 213% GAAP net income $140.3 million Non-GAAP* net income  $224.4 million $222.7 million in cash from operating activities GAAP diluted earnings per share $ 2.66 Non-GAAP* diluted earnings was $4.11 per share Employee base increased by 30%

*Please see Appendix A to this proxy statement for a reconciliation of non-GAAP measures to the nearest GAAP measure.

Although fiscal 2020 presented unprecedented challenges resulting in financial results below the goals set by the Company at the beginning of the year, the Company quickly adjusted its cost structure in response to the pandemic induced economic slowdown and ended the year with record revenues while continuing to invest in its long term growth strategies. As part of our efforts to mitigate the effects of COVID-19, in March 2020, our senior executives elected to waive the base salary increase which came into effect on January 1, 2020 and returned to their 2019 base salary levels. In addition, our CEO elected to reduce his salary by 15%. A month later in April 2020, our senior executives and CEO voluntarily further reduced their base salaries by an additional 20%. These reductions remained in place through December 31, 2020. The actions of our senior executives, including our CEO contributed to allowing the Company to protect its workforce and avoid the need for salary reductions for any of its non-executive employees as well as avoid general layoffs related to the global pandemic, instead seeing a 30% increase in our workforce during 2020.

Compensation Strategy

The main objectives of our executive pay-for-performance compensation program are to:
motivate our executives to maximize stockholder value; provide compensation that varies based on performance; and attract and retain managerial talent, without promoting unreasonable risk-taking.

These guiding principles apply to all of our executive pay practices discussed. Achievement of the minimum financial parameters set forth in our annual cash incentive compensation plan is required before any compensation is payable under the plan. Specifically, if the four financial measures in our bonus plan are achieved at less than 70% in the aggregate, then no bonuses may be paid to our NEOs. No changes or adjustments were made when determining bonus earnouts for 2020 on account of the impact of the COVID-19 pandemic on the Company’s business, which were below-target for all NEOs.

Compensation Governance Highlights

In addition to aligning pay with performance of the Company, our executive compensation program is intended to be consistent with corporate governance best practices. This is demonstrated by the following elements in our executive officer compensation arrangements:

adoption of a Clawback policy in 2021
security ownership guidelines for executive officers and directors which require certain levels of stock ownership;
robust selling restrictions;
Company discourages insiders from using Company securities as collateral for loans or in margin accounts or from engaging in transactions involving publicly-traded options, such as puts and calls, or other derivative securities with respect to the Company’s securities;

use of objective performance criteria in our incentive plans, including minimum financial thresholds in our annual cash incentive compensation plan;
advice from independent compensation consultants retained by the Compensation Committee;
no specific retirement benefit plans designed solely for senior executives or related entitlements such as executive benefits and perquisites, tax gross-ups, etc.; and
four year vesting period on all time-based equity grants, promoting executive retention

Compensation awarded to our named executive officers (“NEOs”) for 2020 was in line with our pay-for-performance objectives. Approximately over 85% of the CEO’s target total direct compensation (consisting of base salary, target annual incentive opportunity and target long-term equity incentive opportunity), and 75% of target total direct compensation, on average, for each of our other NEOs was “at-risk”, meaning that it was contingent upon the achievement of certain financial results as detailed herein or subject to time-based vesting which is dependent on continued service.

Company Named Executive Officers

Our NEOs for the year ended December 31, 2020, which consist of our chief executive officer, our chief financial officer, and the next three most highly-compensated executives, are:

Zvi Lando, our Chief Executive Officer and board member;
Ronen Faier, our Chief Financial Officer;
Uri Bechor, our Chief Operations Officer;
Rachel Prishkolnik, our Vice President, General Counsel and Corporate Secretary; and
Yoav Galin, our Vice President, Research and Development.

This Compensation Discussion and Analysis describes compensation for services rendered by our NEOs during the year ended December 31, 2020 and the tables and narratives that follow contain information regarding compensation for services rendered by our NEOs during the years ended December 31, 2018, 2019 and 2020.

Compensation Objectives and Guiding Principles

The primary objectives of our senior executive compensation program are as follows:

Pay for Financial Performance: Under our annual cash incentive plan, the Compensation Committee determines a set of financial parameters related to revenues, gross margins and profitability of the Company. If these parameters are not met at a level of at least 70% and profitability is not achieved, the executives are not entitled to compensation under the plan.

Pay for Business Performance and Department Goals: Motivate, recognize, and reward business performance based on specific goals in line with the business plan approved by the Board of Directors.

Alignment of Interests: We seek to align the interests of our senior executives with those of our stockholders through a heavy emphasis on equity-based awards and stock ownership guidelines.

Attraction, Motivation, and Retention of Talent: Our senior executive compensation programs are designed to help us attract, motivate, and retain key management talent who drive profitability and the creation of stockholder value.

Elements of Compensation

The following table describes each element of our senior executive compensation program and how these elements help us to achieve our compensation objectives:

2020 compensation structure

Compensation Element	Form	Objective	Rationale / Key Characteristics
Base Salary	Cash	Attraction Performance
• Fixed compensation.
• Intended to be commensurate with each senior executive’s position and level of responsibility.
• Evaluated annually or as necessary in response to organizational/business changes, individual performance, market data, etc., but not automatically increased.

Annual Cash Incentive Compensation	Cash	Performance Alignment of Interests Motivation
• Tied to and contingent upon the Company’s financial performance, including revenues, gross margin and profitability.
• Designed to reward achievement of challenging annual performance goals that we consider important contributors to stockholder value.
• Performance goals and targets are established by the Compensation Committee at the beginning of each calendar year.
• The Compensation Committee approves annual cash incentive award payouts based on the level of achievement of these pre-established goals.

Long-Term Incentives	Stock Options	Performance Alignment of Interests Motivation
• As options have no value unless the value of our common stock increases, these awards align the interests of senior executives with those of our stockholders.
• Options motivate such executives to perform in a manner that drives sustainable increases in the value of our common stock.

	Restricted Stock Units	Performance Alignment of Interests Retention Motivation
• Variable compensation designed to reward contributions to our long-term strategic, financial, and operational success, motivate future performance, align the interests of senior executives with those of stockholders, and retain key senior executives through the term of the awards.
• Four year vesting, with increased value dependent on the stock price on each vesting date.

Other Compensation and Benefits	N/A	Attraction Retention
• NEOs receive benefits that are generally available to all salaried employees in Israel, where the NEOs are located. This includes contributions to an education fund and to a fund known as Manager’s Insurance, which provides a combination of retirement plan, insurance, and severance pay benefits to Israeli employees.
• NEOs receive benefits that we generally make available to all salaried employees, including participation in the Employee Stock Purchase Plan.

Change-in-Control Arrangements	Equity	Attraction Retention
• Each of our NEOs has a clause in the NEO’s employment agreement that entitles the NEO to immediate vesting of equity in the event of a qualifying termination within one year following a change in control (“double-trigger” equity vesting).
• Aligns management with stockholder interests in the face of events that may result in a change-in-control and not on potential individual implications of any such events.
• Reasonable change-in-control protections are necessary in order for us to attract and retain qualified employees.
• We periodically review the necessity and design of our senior executive severance and change-in-control arrangements.

Implementing Compensation Objectives

Determining Compensation

In making compensation decisions, we review the performance of the Company and each senior executive. We also consider the senior executive’s level of responsibility, the importance of the senior executive’s role in achieving our corporate objectives, and the senior executive’s long-term potential, while taking into account his or her current target compensation, value of outstanding equity awards, and stock ownership levels, and our stock selling restrictions for senior executives. Finally, we weigh competitive practices, relevant business and organizational changes, retention needs, and internal pay equity.

Compensation Peer Group

In order to attract, retain, and motivate the best management talent, we believe that we must provide a target compensation opportunity that is competitive relative to our peers. Therefore, the Compensation Committee considers practices of specific companies that we identified as our peers for executive compensation in 2020 (the “2020 Peer Group”), as well as size-appropriate technology industry survey data.

In the months prior to the start of each new year, the Compensation Committee reviews the market data with the assistance of its independent compensation consultant and makes changes, as appropriate, in order to ensure it continues to appropriately reflect the Company’s size, industry, and scope of operations when considering the appropriate compensation for our executives.

Our substantial growth in 2019, in terms of revenues (over 50% growth year-over-year) as well as in terms of geographical expansion, product offering and non-organic expansion following the acquisitions of SolarEdge Critical Power, Kokam Co. Ltd, SolarEdge e-Mobility and SolarEdge Automation Machines prompted us to adjust our peer group substantially when we considered compensation for 2020. When reviewing the peer group in 2019 to determine if any changes were appropriate to the peer group to be used to inform 2020 target total direct compensation we noted that our revenue projection of $1.23 billion approximated the 75th percentile of the pre-existing peer group, market cap was well above-median $3.7 billion versus the peer median of $2.2 billion ) and operating income was near the 75th percentile. This positioning led the Compensation Committee to conduct a full review of the composition of the Company’s peer group for 2020.

With the assistance of Frederic W. Cook & Co., Inc. (“FW Cook”), an independent consultant retained by the Compensation Committee, the Compensation Committee searched for new peers, based on multiple factors, including business similarities and broadly comparable financial profiles (e.g. revenue, market capitalization, and growth profiles). The Compensation Committee sought to make changes to the peer group composition to bring the median revenue and market cap size closer to the Company’s size at the time. Following the annual peer group review process, we removed four companies that fell below the Committee’s targeted market cap and/or revenue range, and added seven companies from broadly-similar industries that were more representative of our size at the time. Even with these changes, our revenue run rate, market cap, and operating income were still above the median of the revised peer group, which was used to inform 2020 pay decisions.

Performance Peer Group
2019 Peer Group (16)          2020 Peer Group (19)
Brooks Automation, Inc.          Brooks Automation, Inc.
Cree, Inc.          Cree, Inc.
Mellanox Technologies Ltd.          Mellanox Technologies Ltd.
MKS Instruments Inc.          MKS Instruments Inc.
Netgear Inc.          Netgear Inc.
Ormat Technologies Ltd.          Ormat Technologies Ltd.
Pattern Energy Group LP          Pattern Energy Group LP
Power Integrations, Inc.          Power Integrations, Inc.
Silicon Laboratories Inc.          Silicon Laboratories Inc.
Generac Holdings Inc.          Generac Holdings Inc.
Verint Systems Inc          Verint Systems Inc.
Finisar Corporation          Finisar Corporation
3D Systems Corporation          First Solar, Inc.
Veeco Instruments, Inc.          John Bean Technologies Corporation
Advanced Energy Industries Inc.          Curtiss-Wright Corporation
Infinera Corporation          Cypress Semiconductor Corporation
Enphase Energy, Inc.
Entegris, Inc.
Teradyne, Inc .
2020 Pay Positioning

After reviewing the market data described above, the Compensation Committee determined the approximate range within which to target total direct compensation (the sum of base salary, target annual incentive, and the grant date fair value of long-term incentives) for our senior executives for 2020. Within that range, we incorporated flexibility to respond to and adjust for the evolving business environment and our specific hiring and retention needs. For some NEOs, achieving the targeted median-range pay positioning meant making a larger increase to target pay opportunity than in the past. This is because our 2019 target pay opportunity was found to be below-median (especially our base salaries), and the gap to competitive pay amounts was exacerbated by our tremendous growth and its impact on peer group and survey market compensation data, which increased materially compared to when the Compensation Committee set target compensation levels pay 2019.
In general for 2020, the Compensation Committee set base salary and short-and long-term incentive compensation opportunities for our senior executives, including the NEOs, at or near the median of the peer group proxy and survey data. Individual levels varied from the targeted position for each of the elements of target total direct compensation based on the Compensation Committee’s overall subjective evaluation of individual performance, senior executive responsibilities relative to benchmark position responsibilities, and individual skill set and experience.
Effective March 1, 2020, in light of the expected economic downturn caused by the COVID-19 global pandemic, our NEOs waived their base salary increases that became effective January 1, 2020 and reverted to base salaries effective in 2019. In addition, our CEO elected to reduce his salary by 15%. In April 2020, our NEOs and CEO voluntarily reduced their base salaries by an additional 20% which reductions were in effect until the end of 2020.

*Positioning Relative to Peers	Revenue		100th percentile Percentile Rank
	Market Capitalization		100th percentile Percentile Rank
*Based on 2019 consensus per Standard Poor’s IIQ June 30, 2019 - the time of the 2020 peer group evaluation		50th percentile Percentile Rank
Revenue   69th
Market Capitalization   56th

Results of 2020 Advisory Vote to Approve Executive Compensation

At our 2020 annual meeting of stockholders, 82% of the votes cast were in favor of our advisory resolution regarding the compensation of our NEOs. Our Board and Compensation Committee value the feedback received from our stockholders. Our Compensation Committee reviewed the result of the stockholders’ advisory vote on executive compensation and reached out for feedback from our stockholders about ways to improve our executive compensation program. In response to investor feedback, the Company revised its executive compensation strategy for 2021 to better align executive compensation with performance by allocating a portion of the equity compensation to performance-based awards that vest based on achievement of pre-defined financial measures relating to the earnings per share of the year-end financial results of the Company. The Company’s Board has also adopted a compensation recovery or clawback policy. Because our discussions with investors occurred in response to the advisory resolution at our 2020 annual meeting of stockholders as a means to better understand their views on our compensation program, the changes we implemented were made after the compensation program for 2020 had already been established. Additional information concerning the Company’s 2021 pay structure will be provided in our 2022 Proxy Statement. The Compensation Committee will continue to consider feedback from stockholders and the results of future advisory votes on executive compensation in making executive compensation decisions.

Role of Compensation Committee and Management

The Compensation Committee has primary responsibility for overseeing the design and implementation of our senior executive compensation programs. The Compensation Committee, with input from the other independent directors, evaluates the performance of the CEO. The Compensation Committee then recommends CEO compensation to the independent directors for approval. The CEO and the Compensation Committee together review the performance of our other senior executives, and the Compensation Committee determines their compensation based on recommendations from the CEO. The executives do not play a role in their own individual compensation determinations.

Role of Compensation Consultants

With respect to decisions for 2020 target compensation of the NEOs, competitive review of senior executive and non-employee director compensation programs and peer group review for 2020, the Compensation Committee retained FW Cook to review market trends and advise the Compensation Committee. FW Cook is the sole compensation consultant for the Compensation Committee.

Our Compensation Committee has concluded that no conflicts of interest exist with respect to FW Cook’s provision of services after considering the following six factors: (i) the provision of other services to us by FW Cook; (ii) the amount of fees FW Cook received from us as a percentage of its total revenue; (iii) the policies and procedures of FW Cook that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the FW Cook consultants with a member of the Compensation Committee; (v) any of our stock owned by the FW Cook consultants; and (vi) any business or personal relationship of the FW Cook consultants or FW Cook with any of our executive officers.

The Compensation Committee is directly responsible for the appointment, compensation, and oversight of FW Cook. FW Cook reported directly to the Compensation Committee, although the Compensation Committee instructed FW Cook to work with management to compile information and to gain an understanding of the Company and any Company-related issues for consideration by the Compensation Committee, including market trends.

Compensation-Related Governance Policies

Stock Ownership and Holding Guidelines

All of our employees, including the NEOs, are subject to our Insider Trading Policy which forbids employees to trade in the Company’s stock, or any derivatives thereof, while holding non-public material information or during the Company’s set “black-out periods”. In addition, the Company’s board of directors has adopted Stock Ownership and Holding Guidelines that apply to the Company’s board of directors, the CEO, and his executive team. As per the current guidelines, the CEO and his executive team are required to attain and maintain stock equal to four times the annualized base salary for the CEO and two times the annualized base salary for all CEO executive team. Non-employee members of the Board are required to attain and maintain stock equal to five times their annualized cash retainer. Executives and directors who are covered by the policy are required to hold 50% of the “net profit shares” resulting from stock option exercises and/or vesting of other stock-based awards until they reach their applicable stock ownership level. “Net profit shares” refers to the number of shares actually held by the executive or director after covering withholding tax requirements and/ or stock option exercise costs with a portion of the shares resulting from such exercise or vesting event. Once covered by the policy, executives and members of the Board are expected to continuously accumulate qualifying equity until they meet the minimum stock ownership requirement. Once an individual has achieved the required stock ownership level, he/she must maintain stock ownership at or above the required level. As of the Record Date, all of the executives and directors subject to this policy are in compliance.

Compensation of the Named Executive Officers

In determining target total compensation for our NEOs for 2020, we evaluated the financial and operational performance of the Company and considered each senior executive’s contributions relative to that performance. As part of the annual senior executive compensation review, the Compensation Committee reviewed independent market data as well as then-current pay levels of the Company’s senior executives, the Company’s pay philosophy and corporate performance, and the individual performance of the Company’s senior executives.

For a discussion of the Company’s performance for the year ended December 31, 2020, see “Executive Summary—2020 Business Highlights and Link to Pay Decisions” above.

Base Salary

When evaluating executive compensation for 2020, the Compensation Committee engaged FW Cook and updated the Peer Group of the Company in order to take into account the growth of the Company, both in revenues, operating income and changes in market cap. In their report, FW Cook found that the base salary of each of the NEOs was below median market levels. As such, and taking into account the increased levels of responsibility for each of the NEOs, the salaries were increased effective January 1, 2020. The increase in salaries for 2020, reflecting a 10.3%-20.2% increase in base salaries for all of our NEOs (except for Mr. Lando’s base salary which did not increase in January 2020), were made following a discussion with FW Cook, according to their recommendations and in order to put the NEOs at median market levels based on the adjusted Peer Group. FW Cook updated its compensation analysis as applied to the Company’s peer group and considered the Company’s organic and non-organic growth and made its recommendations based upon that updated analysis. Specifically, the Compensation Committee took into account the growth of the Company, in revenues, global presence and including recent activities of management involving business development and ongoing development of three new businesses (UPS, lithium ion batteries and e-Mobility) to their respective management roles and the increase in responsibilities accompanied therewith.
As mentioned above, in anticipation of an economic downturn due to COVID-19, in March 2020 our senior executives elected to return to their 2019 base salary levels and our CEO elected to reduce his salary by 15%. In April 2020, our senior executives and CEO elected to further reduce their base salaries by an additional 20%.

The base salaries of our NEOs were approved by the Compensation Committee in U.S. Dollars. As per such approval, payments are actually made in New Israeli Shekel based on the exchange rate used at the time of the approval. The following table sets forth the 2019-2020 base salaries for the NEOs:
Name and Principal Position	Annual base salary effective December 31, 2019 ($)	Annual base salary effective December 31, 2019 ($)	Percentage change	Annual base salary effective March 1, 2020 ($)*	Percentage change	Annual base salary effective April 1, 2020 ($)*	Percentage change
Zvi Lando – Chief Executive Officer	625,000	625,000	0%	531,500	-15.0%	425,200	-20.0%
Ronen Faier - Chief Financial Officer	420,000	505,000	20.2%	420,000	-16.8%	336,000	-20.0%
Uri Bechor - Chief Operations Officer	435,000	480,000	10.3%	435,000	-9.4%	348,000	-20.0%
Rachel Prishkolnik – Vice President, General Counsel and Corporate Secretary	380,000	425,000	11.8%	380,000	-10.6%	304,000	-20.0%
Yoav Galin – Vice President, Research and Development	380,000	425,000	11.8%	380,000	-10.6%	304,000	-20.0%

* In anticipation of an economic downturn due to COVID-19, in March 2020 our senior executives elected to return to their 2019 base salary levels and our CEO elected to reduce his salary by 15%. In April 2020, our senior executives and CEO elected to further reduce their base salaries by an additional 20%. These reductions were in effect through December 31, 2020.

Annual Cash Incentive Compensation

For 2020, each NEO was eligible to receive an annual incentive compensation payment based on achievement of pre-established performance goals. For all of the NEOs, any earnouts under the annual cash incentive compensation program are contingent upon the Company achieving a minimum level of performance with respect to certain pre-established financial parameters. If the general score for the financial parameters is not at least 70% and profitability is not achieved, no annual cash incentive compensation is awarded to the NEOs. For 2020, the performance goals established for our CEO were entirely based upon Company related financial, operational, and strategic objectives, and were 65% comprised of “Financial Goals” – Solar Revenue Targets, Non-solar Revenue Targets, Net Income and Solar Business Gross Margin targets. The remaining 35% of our CEO’s target bonus was based on goals related to Operations (11%), Product & Strategy (14%), and Building Scalability (10%).

For the remaining NEOs, the performance goals detailed below were weighted 50% based upon Company related Financial Goals, operational, and strategic objectives (which were the same objectives as for our CEO as detailed in the table below), and 50% weighted based upon individual performance, with any bonus earnout contingent upon reaching a general score for the Financial Goals of at least 70% and positive net income. The Company reached higher than the minimum Financial Goals required for bonus payments by achieving annual Solar Revenue of $1.36 billion, Solar Business Gross Margin of 34.3%, Non-Solar Revenues of 102.8 million and a Net Income of $191.4 million. The Operation, Strategy and Scalability & Infrastructure Goals for the CEO related to specific targets set by the Compensation Committee in accordance with the Company’s plans for the year to follow. For example, for 2020, these goals included completing the Company’s manufacturing production capabilities in the north of Israel, Sella 1, initiating plans for our own production expansion of lithium ion cells and batteries in Kokam, and beginning mass production, development of the Company’s own residential and commercial battery, advancement of manufacturing systems, initiation of cost reduction activities, development of new solar products and specific parameters relating to the enhancement of our non-solar organizations and products.

The 2020 bonus structure and achievement against the Company related financial, operational, and strategic objectives (“Company Objectives”) is summarized as follows:

Goal Type	Percentage of Total	2020 Achievement vs. Goals (Corporate Performance)	2020 Goal Achievement
Revenue for the Solar business	30%	$1.36 billion in revenue in solar business vs. $1.7 billion Goal	24.0%
Net Income	10%	$191.4M million in net income vs. $263.5M Goal	7.3%
Gross Margin	18%	34.3% in Gross Margin in solar business vs. 35.0% Goal	17.6%
Non- solar business	7%	Targets relating to revenues and loss of acquired non-solar businesses (Critical Power, e-Mobility and storage)	2.8%
Strategy	14%	Goals which included the development of the Company’s own residential and commercial battery, larger scale inverter development and building the Company’s e-Mobility organization and production capabilities.	10.7%
Scalability & Infrastructure	10%	Goals which focused on completing the Company’s manufacturing facility in the north of Israel, “Sella 1” and beginning mass production as well as initiating the expansion of the Kokam manufacturing facility, “Sella 2”.	9.4%
Operations	11%	Goals included increasing manufacturing capacity and certain cost reduction initiatives	7.4%
Total	100%		79.2% of Target Corporate Performance Achieved*

*Following the assessment of the achievement of the above parameters, the Compensation Committee of the Board of Directors determined to provide an additional 5% achievement of the goals in light of the challenges overcome during the global pandemic, bringing the total achievement level of Corporate Performance to 84.2%.

In addition to the aforementioned corporate performance goals detailed above, which were weighted 50% for each NEO (except for the CEO), each NEO had additional individual pre-determined performance goals relating to their respective specific areas of responsibility and contribution to the Company, which comprised the remaining 50% of their 2020 bonus determination. The individual performance goals are specific goals predetermined for each NEO and relate to the goals for the success and growth of the Company for the forthcoming year. Individual performance goals may be expressed in terms of overall Company performance or the performance of a division, a business unit or an individual, or in any other manner determined appropriate by the Compensation Committee. Each NEO has a certain target bonus that is preapproved by the Compensation Committee and is equal to eight months of such NEO’s monthly base salary. NEOs can achieve beyond their target bonus if the performance goals are exceeded and at the discretion of the Compensation Committee. Each of the NEOs received a bonus under the compensation plan that had been preapproved by the Compensation Committee and after review by the Compensation Committee of the specific performance goals and determination of their level of achievement. The results of the Compensation Committee’s evaluations goal attainment for the NEOs are summarized below:

Mr. Lando
The Compensation Committee determined that Mr. Lando attained 84.2% of the Corporate performance Goals (as detailed in the table above) which are considered all of Mr. Lando’s personal performance goals.

Mr. Faier
The Compensation Committee determined that Mr. Faier attained 47.59% of the 50% of his individual personal performance goals for 2020. His primary measurable targets included, managing the Company’s business plan and financial risks, maintaining or improving specific financial parameters including gross margin and operating expense measures. In addition, Mr. Faier’s personal performance goals included, overseeing operations of the Kokam business including the expansion of the Kokam manufacturing facility.

Mr. Bechor
The Compensation Committee determined that Mr. Bechor attained 46.28% of the 50% of his individual personal performance goals for 2020. His primary measurable targets included, deployment of automated assembly lines for production as well as meeting specific measurements of production capacity and inventory levels. In addition, Mr. Bechor’s personal performance goals included, among others, certain cost reduction plans and goals related to the ramp up of Sella 1 as well as the expansion of the Kokam manufacturing facilities.

Ms. Prishkolnik
The Compensation Committee determined that Ms. Prishkolnik attained 50% of the 50% of her individual personal performance goals for 2020. Her primary measurable targets included, management of corporate governance matters, management of the Company’s intellectual property portfolio, strategy and litigation. In addition, Ms. Prishkolnik’s personal performance goals included, support of the Company’s global legal commercial needs.

Mr. Galin
The Compensation Committee determined that Mr. Galin attained 39.85% of the 50% of his individual personal performance goals for 2020. His primary measurable targets included, developing the next generation optimizer, a residential battery and utility scale inverter as well as development of automated assembly lines. In addition, Mr. Galin’s personal performance goals included further improvement of the Company’s monitoring platform as well as specific parameters defined to support the Company’s research and development in its non-solar businesses.

CEO  Base monthly Salary X 100% X Company Objectives (financial* + operations + infrastructure + strategy)
NEOs  Monthly salary X 67% X (Company Objectives *50% + personal achievements score*50%)

*Any bonus payment for the CEO or NEOs is contingent upon the Company meeting at least 70% of its Financial Goals and having a positive net income

For 2020, Mr. Lando was awarded $526,516 which represents 110.3% of his base salary for calendar year 2020; Mr. Faier was awarded $302,034 which represents 76.3% of his base salary for calendar year 2020; Ms. Prishkolnik was awarded $261,010 which represents 74.0% of her base salary for calendar year 2020; Mr. Galin was awarded $232,252 which represents 65.9% of his base salary for calendar year 2020 and Mr. Bechor was awarded $282,884 which represents 73.4% of his base salary for calendar year 2020. These performance-based cash bonuses will be paid in April 2021 for achievement of business objectives established by the Compensation Committee for calendar year 2020 based on the salaries approved to be effective as of January 1, 2020. Payments will be made to the NEOs in New Israel Shekels converted from US Dollars on the payment date. This is different than in past years in which payments were calculated based on the New Israeli Shekel salary paid to the executives. Given the devaluation of the US Dollar in 2020, payment based on this calculation would have led to a higher payment in US Dollars to the NEOs (approximately 7% higher).

NEO	2020 Bonus Target ($)	2020 Actual Bonus ($)	2020 Actual Bonus as % of Target*
Zvi Lando	625,000	526,516	84.2%
Ronen Faier	336,667	302,034	89.7%
Uri Bechor	320,000	282,884	88.4%
Rachel Prishkolnik	283,333	261,010	92.1%
Yoav Galin	283,333	232,252	82.0%

Equity Compensation

In November 2019, the Compensation Committee evaluated the equity compensation of Mr. Lando and other senior executives for 2020 as part of the study performed by its independent consultant. In order to align NEO compensation with the median of the 2020 Peer Group (with adjustments as necessary based on the Compensation Committee’s overall evaluation of individual performance, senior executive responsibilities relative to benchmark position responsibilities, and individual skill set and experience), and in order to maintain a performance based compensation program that aligns the NEOs with the interests of shareholders and also provides them with long term incentives, the Compensation Committee approved annual long-term incentive grants for Mr. Lando and the other NEOs (as well as the other senior executives) consisting of 66% RSUs and 34% options. We believe this mix of options and RSUs is appropriate because it provides a balance between incentive (given that stock options only provide value to the grantee in the event that our stock price increases following the date of grant) and retention (given that RSUs only become payable based upon continued service over time). All of the equity grants have a four-year vesting period. The options granted in 2020 have a ten-year term and an exercise price of $101.81 which was equal to the closing share price on the date of the grant. The rationale of granting options to senior executives is that options have strong performance orientation since they only provide value if the stock price increases. The time-vested RSUs, offer more certainty in value delivery (while still being stockholder-aligned) thereby driving executive retention.

Based on investor feedback, for 2021 the Compensation Committee changed the mix of equity compensation granted to its executives in order to better tie executive compensation to performance by reintroducing performance based stock units that vest based on achievement of pre-defined financial measures, namely earning per share or EPS targets defined by the Committee for 2021.

Employment Agreements

During 2020, we were party to employment agreements with Messrs. Lando, Faier, Galin, Bechor and Ms. Prishkolnik. Each of these employment agreements provides for employment of the NEO on an “at will” basis and provides for a base salary, vacation, sick leave, payments to a pension and severance fund, as well as to an Israeli recreational fund and recuperation pay, in accordance with Israeli law. On May 16, 2017, our Compensation Committee approved the amendment of the employment agreements of our executive officers in order to standardize all executive management agreements. Following the amendment, all executive management employment agreements provide for double-trigger equity vesting following a change of control event. See the sections below entitled “Executive Compensation Table Narrative-Employment Agreements” and “Potential Payments and Acceleration of Equity upon Termination or Termination in Connection with a Change in Control” for more information. The employment agreement entered into with Mr. Bechor upon his commencement of employment reflects these standardized provisions.

Other Compensation

Our NEOs receive benefits that we generally make available to all salaried employees in Israel, where the NEOs are located. These include contributions to an education fund and to a fund known as Manager’s Insurance, which provides for a combination of retirement plan, insurance, and severance pay benefits to Israeli employees. See the section below entitled “Executive Compensation Table Narrative--Employment Agreements” for more information. Executives do not receive any special perquisites not extended to other employees of the Company.

Clawback Policy

In early 2021, our Board of Directors approved a Clawback Policy under which, in the event that the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws the Compensation Committee may cancel all or any portion of any outstanding incentive compensation, including annual bonuses and other short-and long-term cash, equity and equity-based incentive awards, which is in excess of the compensation the Company’s current and former officers as determined by the Board from time to time in accordance with Rule 16a-1 under the Securities Exchange Act of 1934 would have earned for the relevant fiscal period(s) had the accounting restatement not occurred.

Tax Deductibility of Compensation

For 2017 and prior years, Section 162(m) of the Internal Revenue Code (the Code) generally limited the deductibility of compensation to $1 million per year per person for certain of our NEOs, unless compensation in excess of the limit qualified as “performance based compensation.” Following the changes to the tax laws effective as of January 1, 2018 that eliminated the exception for “performance based compensation”, we are unable to deduct compensation payable to NEOs in excess of $1,000,000 per year per NEO under US corporate income tax law.

While our Compensation Committee considers the impact of this tax treatment, the primary factor influencing program design is the support of our business objectives. Generally, whether incentive compensation will be deductible under Section 162(m) of the Code will be a consideration, but not the decisive consideration, with respect to our Compensation Committee’s compensation determinations. Accordingly, our Compensation Committee retains flexibility to structure our compensation programs in a manner that is not tax deductible in order to achieve a strategic result that our Compensation Committee determines to be more appropriate.

Employee, Officer and Director Hedging

Under our Insider Trading Policy, officers, directors, and all other employees of, or consultants or contractors to, the Company or its subsidiaries, as well as their immediate families, and members of their households other than household employees are discouraged from using Company securities as collateral for loans or in margin accounts. They are also discouraged from engaging in transactions involving publicly-traded options, such as puts and calls, or other derivative securities with respect to the Company’s securities. The Company discourages these practices to avoid the appearance of impropriety due to speculative, short-term interest, the potential for profit from poor Company performance, and the risk of transactions in Company securities outside specified window periods.

Compensation Committee Report
This report shall not be deemed incorporated by reference or by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.
The Compensation Committee has reviewed and discussed with management and its independent consultant, the Compensation Discussion and Analysis above, and based on such reviews and discussions, recommended to our board that the Compensation Discussion and Analysis be included in this Proxy Statement.
The Compensation Committee,
Avery More, Chairman
Nadav Zafrir
Doron Inbar

Compensation Risk

Our compensation programs are designed to balance risk and reward in relation to the Company’s overall business strategy. Management assessed, and the Compensation Committee reviewed, our senior executive and broad-based compensation and benefits programs. Based on this assessment, we have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. Among the program attributes that discourage inappropriate risk-taking are:

The balance between annual and long-term compensation, including the fact that a significant portion of compensation is delivered in the form of equity incentives that vest over several years;
The use of multiple financial metrics for performance-based annual cash incentive awards and the use of individual goals under our annual cash incentive program;
The compensation committee’s ability to modify annual cash incentives to reflect the quality of earnings, individual performance, and other factors that it believes should influence compensation;
Our management stock-selling restrictions encourage a longer-term perspective and align the interests of senior executives and the board, as applicable, with other stockholders; and
We maintain a clawback policy applicable to our executive team which provides for the recoupment of incentive based compensation in the event of a financial restatement.

Summary Compensation Table

The following table summarizes the compensation of our NEOs for the year ended December 31, 2020, the year ended December 31, 2019, and the year ended December 31, 2018.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)(2)	Option Awards ($)(3)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(1)(4)	All Other Compensation ($)(1)	Total ($)
Zivi Lando – Chief Executive Officer	2020	477,133	-	1,019,977	1,979,899	526,516	76,185 (5)	4,079,710
	2019	505,986	-	548,644	549,986	397,747	79,000 (6)	2,081,363
	2018	340,926	-	410,801	436,966	235,741	56,137 (7)	1,480,571

Ronen Faier – Chief Financial Officer	2020	395,739	-	411,349	798,598	302,034	63,573 (8)	1,971,293
	2019	437,246	-	548,644	549,986	282,782	69,869 (9)	1,888,527
	2018	340,926	-	410,801	436,966	241,714	53,689 (10)	1,484,097

Rachel Prishkolnik – VP General Counsel and Corporate Secretary	2020	352,668	-	327,384	635,498	261,010	55,694 (11)	1,632,254
	2019	395,605	-	436,436	437,487	257,310	60,808 (12)	1,587,646
	2018	281,399	-	248,155	527,173	198,292	46,718 (13)	1,301,737

Yoav Galin – VP Research and Development	2020	352,668	-	327,384	635,498	232,252	58,336 (14)	1,606,138
	2019	395,605	-	436,436	437,487	254,600	67,757 (15)	1,591,885
	2018	313,868	-	410,801	436,966	210,688	52,303 (16)	1,424,626

Uri Bechor – Chief Operating Officer	2020	385,526	-	327,384	635,498	282,884	63,044 (17)	1,694,336
	2019	145,745	287,191	-	850,045	94,391	23,100 (18)	1,400,472

(1)
We paid the amounts reported for each NEO in New Israeli Shekels. We have translated amounts paid in New Israeli Shekels into U.S. dollars at the foreign exchange rate published by the Bank of Israel as of the date of payment.

(2)	Represents the cash payment for a sign on bonus earned in connection with commencement of employment.
(3)
The amounts in this column represent the aggregate grant date fair value of the equity-based awards granted to our NEOs, computed in accordance with FASB ASC Topic 718. We provide information regarding the assumptions used to calculate the value of the equity-based awards in Note 2z to the audited consolidated financial statements included in our Annual Report on Form 10-K/A filed on February 19, 2021. There can be no assurance that these awards will vest or will be exercised (in which case no value will be realized by the individual), or that the value upon exercise will approximate the aggregate grant date fair value.

(4)	Represents the cash bonuses earned pursuant to our annual cash incentive program. For more information, see the discussion in the CD&A under the caption Annual Cash Incentive Compensation.
(5)	Includes a $39,745 contribution by the Company to Mr. Lando’s severance fund and $36,440 in aggregate Company contributions to pension and Israeli recreational funds and a recuperation allowance.
(6)	Includes a $42,149 contribution by the Company to Mr. Lando’s severance fund and $36,851 in aggregate Company contributions to pension and Israeli recreational funds and a recuperation allowance.
(7)	Includes a $28,399 contribution by the Company to Mr. Lando’s severance fund and $27,738 in aggregate Company contributions to pension and Israeli recreational funds and a recuperation allowance.
(8)	Includes a $32,965 contribution by the Company to Mr. Faier’s severance fund and $30,608 in aggregate Company contributions to pension and Israeli recreational funds and a recuperation allowance
(9)	Includes a $35,185 contribution by the Company to Mr. Faier’s severance fund and $34,684 in aggregate Company contributions to pension and Israeli recreational funds and a recuperation allowance
(10)	Includes a $27,179 contribution by the Company to Mr. Faier’s severance fund and $26,510 in aggregate Company contributions to pension and Israeli recreational funds and a recuperation allowance.
(11)
Includes a $29,377 contribution by the Company to Ms. Prishkolnik’s severance fund and $26,317 in aggregate Company contributions to pension and Israeli recreational funds and a recuperation allowance.

(12)
Includes a $32,110 contribution by the Company to Ms. Prishkolnik’s severance fund and $28,698 in aggregate Company contributions to pension and Israeli recreational funds and a recuperation allowance.

(13)
Includes a $22,608 contribution by the Company to Ms. Prishkolnik’s severance fund and $24,110 in aggregate Company contributions to pension and Israeli recreational funds and a recuperation allowance.

(14)	Includes a $29,377 contribution by the Company to Mr. Galin’s severance fund and $28,959 in aggregate Company contributions to pension and Israeli recreational funds and a recuperation allowance.
(15)	Includes a $34,409 contribution by the Company to Mr. Galin’s severance fund and $33,348 in aggregate Company contributions to pension and Israeli recreational funds and a recuperation allowance.
(16)	Includes a $26,145 contribution by the Company to Mr. Galin’s severance fund and $26,158 in aggregate Company contributions to pension and Israeli recreational funds and a recuperation allowance.
(17)	Includes a $32,114 contribution by the Company to Mr. Bechor’s severance fund and $30,930 in aggregate Company contributions to pension and Israeli recreational funds and a recuperation allowance.
(18)	Includes a $10,959 contribution by the Company to Mr. Bechor’s severance fund and $12,141 in aggregate Company contributions to pension and Israeli recreational funds and a recuperation allowance.

2020 Grants of Plan-Based Awards

Name	Equity Award Grant Date	Estimated Future Payouts under Non- Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock & Option Awards ($)(1)
		Threshold ($)	Target ($)(2)	Maximum ($)
Zivi Lando			625,000
	01/02/2020					19,011	101.81	1,019,977
	01/02/2020				19,447			1,979,899

Ronen Faier			336,667
	01/02/2020					7,667	101.81	411,349
	01/02/2020				7,844			798,598

Rachel Prishkolnik			283,333
	01/02/2020					6,102	101.81	327,384
	01/02/2020				6,242			635,498

Yoav Galin			283,333
	01/02/2020					6,102	101.81	327,384
	01/02/2020				6,242			635,498

Uri Bechor			320,000
	01/02/2020					6,102	101.81	327,384
	01/02/2020				6,242			635,498

(1)
The amounts in this column represent the aggregate grant date fair value of the equity-based awards granted to our NEOs, computed in accordance with FASB ASC Topic 718. We provide information regarding the assumptions used to calculate the value of these equity-based awards in Note 2z to the audited consolidated financial statements included in our Annual Report on Form 10-K/A filed on February 19, 2021. There can be no assurance that these awards will vest or will be exercised (in which case no value will be realized by the individual), or that the value upon exercise will approximate the aggregate grant date fair value.

(2)
The Non-Equity Incentive Plan does not include any thresholds or a maximum cap for the Non-Equity Incentive Awards; provided, however, that the Named Executive Officers would not be entitled to any payment if each of the Financial Goals under the plan were not achieved at 70% and a positive net income had not been achieved.

Executive Compensation Table Narrative

Employment Agreements

We or SolarEdge Technologies, Ltd., our Israeli subsidiary, are party to the following employment agreements: (1) an employment agreement with Mr. Lando effective as of May 17, 2009, pursuant to which he was appointed to serve as SolarEdge Technologies Ltd.’s Global Vice President of Sales. Beginning August 26, 2019, Mr. Lando was appointed as CEO of the Company and the Compensation Committee approved an increase in his base salary but no other amendments were made to his Employment Agreement; (2) an employment agreement with Mr. Faier, effective as of December 1, 2010, pursuant to which he serves as SolarEdge Technologies Ltd.’s Chief Financial Officer; (3) an employment agreement with Ms. Prishkolnik, effective November 1, 2010, pursuant to which she serves as our VP General Counsel and Corporate Secretary; (4) an employment agreement with Mr. Galin effective as of June 1, 2006 pursuant to which he serves as our Vice President, Research and Development; and (5) an employment agreement with Mr. Bechor effective as of September 1, 2019, pursuant to which he serves as our Chief Operating Officer.

Each of these employment agreements provides for employment of the NEO on an “at-will” basis. In all cases, either party may terminate the agreement by providing 90 days prior written notice other than Mr. Bechor’s employment agreement that entitles him to 180 days prior written notice, provided, however, that we may terminate the agreements immediately and without prior notice and make a payment in lieu of advance notice, in accordance with applicable law. In addition, we may also terminate the agreements immediately upon written notice in the event of “cause” (as defined therein) which may include a conviction of a crime of moral turpitude, a material breach of fiduciary duties towards the company or its parent company, engagement in competing activities, or a material breach of confidentiality and non-disclosure obligations towards the company or its parent company; a material breach of the employment agreement or other circumstances under which severance pay may be denied from such employee under the applicable Israeli law.

The agreements provide for a base salary, vacation, sick leave, payments to a pension and severance fund as well as an Israeli recreational fund and recuperation pay in accordance with Israeli law. Pursuant to the agreements, we have effected a manager’s insurance policy for each NEO pursuant to which we make contributions on behalf of each NEO as well as the required statutory deductions from salary and any other amounts payable under the agreements on behalf of each NEO to the relevant authorities in accordance with Israeli law. For all NEOs, we contribute 8.33% of each NEO’s base salary toward the policy for the severance pay component, 6.5% for the savings and risk component, 7.5% for the educational fund component, up to approximately $4,000 per year and up to 2.5% for disability insurance.

In the event that an employee has a manager’s insurance fund the employer shall be required to allocate a portion of its contributions to purchase disability insurance to insure 75% of an employee’s salary which allocation shall not decrease the severance component of the employer’s contributions below 5% or increase total employer contributions above 7.5%. In all cases we deduct 6% of each NEO’s base salary to be paid on behalf of the NEO toward the policy and 2.5% for the educational fund component.

Outstanding Equity Awards at December 31, 2020

The following table provides information regarding outstanding equity awards held by each of our NEOs as of December 31, 2020, including the applicable vesting dates.

	Stock Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested	Market Value of Shares or Units of Stock that have not Vested ($)*
Zvi Lando	2,223	—	$17.14	August 23, 2026	—	—
	10,237	2,560 (1)	$14.85	February 14, 2027	—	—
	9,861	6,163 (2)	$38.05	January 2, 2028	—	—
	27,665	15,562 (3)	$36.15	January 2, 2029	—	—
	19,011	15,447 (4)	$101.81	January 2, 2030	—	—
	—	—	—	—	1,385 (5)	$441,981
	—	—	—	—	3,589 (6)	$1,145,322
	—	—	—	—	8,558 (7)	$2,731,029
	—	—	—	—	15,801 (8)	$5,042,415
Ronen Faier	5,119	2,560 (1)	$14.85	February 14, 2027	—	—
	7,396	6,163 (2)	$38.05	January 2, 2028	—	—
	27,665	15,562 (3)	$36.15	January 2, 2029	—	—
	7,667	6,230 (4)	$101.81	January 2, 2030	—	—
	—	—	—	—	1,385 (5)	$441,981
	—	—	—	—	3,589 (6)	$1,145,322
	—	—	—	—	8,558 (7)	$2,731,029
	—	—	—	—	6,374 (8)	$2,034,071
Rachel Prishkolnik	1,491	1,491 (1)	$14.85	February 14, 2027	—	—
	3,723	3,723 (2)	$38.05	January 2, 2028	—	—
	22,007	12,379 (3)	$36.15	January 2, 2029	—	—
	6,102	4,958 (4)	$101.81	January 2, 2030	—	—
	—	—	—	—	807 (5)	$257,530
	—	—	—	—	2,760 (6)	$880,771
	—	—	—	—	2,517 (9)	$803,225
	—	—	—	—	6,808 (7)	$2,172,569
	—	—	—	—	5,072 (8)	$1,618,577
Yoav Galin	12,499	—	$5.01	October 29, 2024	—	—
	8,400	—	$25.09	August 19, 2025	—	—
	17,784	—	$17.14	August 23, 2026	—	—
	40,948	2,560 (1)	$14.85	February 14, 2027	—	—
	19,721	6,613 (2)	$38.05	January 2, 2028	—	—
	22,007	12,379 (3)	$36.15	January 2, 2029	—	—
	6,102	4,958 (4)	$101.81	January 2, 2030	—	—
	—	—	—	—	1,385 (5)	$441,981
	—	—	—	—	3,589 (6)	$1,145,322
	—	—	—	—	6,808 (7)	$2,172,569
	—	—	—	—	5,072 (8)	$1,618,577
Uri Bechor	6,102	4,958 (4)	$101.81	January 2, 2030	—	—
	—	—	—	—	8,179 (10)	$2,610,082
	—	—	—	—	5,072 (8)	$1,618,577

*
The market value of shares or units of stock that have not vested is based on the number of shares or units of stock that have not vested multiplied by the closing price of our common stock on the last trading day of the year ended December 31, 2020 ($319.12).

(1)	The shares subject to the stock option vest over a four year period commencing February 28, 2017, with 1/16 of the shares vesting quarterly thereafter.
(2)	The shares subject to the stock option vest over a four year period commencing February 28, 2018 with 1/16 of the shares vesting quarterly thereafter.
(3)	The shares subject to the stock option vest over a four year period commencing February 28, 2019 with 1/16 of the shares vesting quarterly thereafter.
(4)	The shares subject to the stock option vest over a four year period commencing February 28, 2020 with 1/16 of the shares vesting quarterly thereafter.
(5)	The shares subject to the RSU vest over a four-year period commencing on February 28, 2017, with 1/16 of the shares vesting quarterly thereafter.
(6)	The shares subject to the RSU vest over a four-year period commencing on February 28, 2018, with 1/16 of the shares vesting quarterly thereafter.
(7)	The shares subject to the RSU vest over a four-year period commencing on February 28, 2019, with 1/16 of the shares vesting quarterly thereafter.
(8)	The shares subject to the RSU vest over a four-year period commencing on February 28, 2020, with 1/16 of the shares vesting quarterly thereafter.
(9)	The shares subject to the RSU vest over a four-year period commencing on November 30, 2018, with 1/16 of the shares vesting quarterly thereafter.
(10)	The shares subject to the RSU vest over a four-year period commencing on November 30, 2019, with 1/16 of the shares vesting quarterly thereafter.

Option Exercises and Stock Vested Table

The following table provides information regarding option exercises and stock vested during the year ended December 31, 2020 for each NEO.

	Option Awards		Stock Awards
Name:	Number of Shares Acquired on Exercise	Value Realized upon Exercise ($)(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(2)
Zivi Lando	66,980	$5,270,952	17,632	$3,449,409
Ronen Faier	93,471	$15,984,109	15,456	$2,976,914
Rachel Prishkolnik	24,122	$2,816,893	11,920	$2,307,265
Yoav Galin	-	-	14,377	$2,760,675
Uri Bechor	-	-	3,896	$1,039,730

(1)
The value realized on exercise is calculated as the difference between (A) either (i) the actual sales price of the shares underlying the options exercised if the shares were immediately sold upon exercise or (ii) the closing price of the shares underlying options exercised if the shares were not immediately sold after exercise and (B) the applicable exercise price of the options.

(2)	The value realized on vesting is calculated by multiplying (A) the closing price of a common share on the vesting date and (B) the number of shares acquired on vesting before withholding taxes.

Potential Payments and Acceleration of Equity upon Termination or Termination in Connection with a Change in Control

Severance
Pursuant to the terms of the employment agreements with the NEOs, as well as in accordance with Israeli law, upon a termination of the NEO’s employment, each NEO is entitled to the payments we have made on behalf of each NEO to the Manager’s Insurance Policy.

Equity Acceleration
Pursuant to the terms of their respective employment agreements, if within twelve months following the occurrence of a “change in control” an NEO is terminated without “cause” or if an NEO terminates his or her employment due to “justifiable reasons” (each such term as defined in the NEOs employment agreements), the NEO will be entitled to full acceleration of any unvested shares of restricted stock or stock options held by him at the time of such termination.

Furthermore, in the event of a “Transaction” (as defined in our 2007 Global Incentive Plan (the “2007 Plan”)), all outstanding equity held by each NEO will accelerate to the extent such awards are not assumed or substituted by a successor corporation in connection with such transaction.

Potential Payments as of December 31, 2020

The following tables show the value of the potential payments and benefits our named executive officers would receive in various scenarios involving a termination of their employment or a change in control or other qualifying corporate transaction, assuming a December 31, 2020 triggering date and, where applicable, using a price per share for our common stock of $319.12 (the closing price of a share of our common stock as of the last trading day of the year ended December 31, 2020)1.
Zivi Lando	Termination upon Death of Employee ($)	Termination for Cause ($)	Resignation by the Employee or Termination without Cause by the Company ($)	Termination w/o Cause within 12 months of Change in Control ($)
Base Salary	-	-	144,635	144,635
Israeli Social Benefits	-	-	22,023	22,023
Equity Grants Vesting (1)(2)	-	-	3,234,952	19,632,279
Accrued Vacation Pay	347,648	347,648	347,648	347,648
Total	347,648	347,648	3,749,258	20,146,585

(1)
The value realized is based on the difference between the exercise price of the stock options and the closing price of our common stock on the last trading day of the year ended December 31, 2020, and, in the case of RSUs, the number of RSUs that would have vested multiplied by the closing price of our common stock on the last trading day of the year ended December 31, 2020.

(2)	The NEO is entitled to continued vesting of outstanding equity awards during any required notice period.

[1]
The potential payments detailed in the tables below are displayed in USD, whereas the Company pays its NEOs’ salaries in New Israeli Shekels (NIS), and therefore, actual payments may change due to exchange rate fluctuations.

Ronen Faier	Termination upon Death of Employee ($)	Termination for Cause ($)	Resignation by the Employee or Termination without Cause by the Company ($)	Termination w/o Cause within 12 months of Change in Control ($)
Base Salary	-	-	120,840	120,840
Israeli Social Benefits	-	-	18,816	18,816
Equity Grants Vesting (1)(2)	-	-	2,849,836	14,620,989
Accrued Vacation Pay	208,206	208,206	208,206	208,206
Total	208,206	208,206	3,197,698	14,968,851

(1)
The value realized is based on the difference between the exercise price of the stock options and the closing price of our common stock on the last trading day of the year ended December 31, 2020, and, in the case of RSUs, the number of RSUs that would have vested multiplied by the closing price of our common stock on the last trading day of the year ended December 31, 2020.

(2)	The NEO is entitled to continued vesting of outstanding equity awards during any required notice period.

Rachel Prishkolnik	Termination upon Death of Employee ($)	Termination for Cause ($)	Resignation by the Employee or Termination without Cause by the Company ($)	Termination w/o Cause within 12 months of Change in Control ($)
Base Salary	-	-	109,332	109,332
Israeli Social Benefits	-	-	16,637	16,637
Equity Grants Vesting (1)(2)	-	-	2,034,580	11,813,070
Accrued Vacation Pay	154,606	154,606	154,606	154,606
Total	154,606	154,606	2,315,155	12,093,645

(1)
The value realized is based on the difference between the exercise price of the stock options and the closing price of our common stock on the last trading day of the year ended December 31, 2020, and, in the case of RSUs, the number of RSUs that would have vested multiplied by the closing price of our common stock on the last trading day of the year ended December 31, 2020.

(2)	The NEO is entitled to continued vesting of outstanding equity awards during any required notice period.

Yoav Galin	Termination upon Death of Employee ($)	Termination for Cause ($)	Resignation by the Employee or Termination without Cause by the Company ($)	Termination w/o Cause within 12 months of Change in Control ($)
Base Salary	-	-	109,332	109,332
Israeli Social Benefits	-	-	17,208	17,208
Equity Grants Vesting (1)(2)	-	-	2,634,228	12,469,923
Accrued Vacation Pay	527,152	527,152	527,152	527,152
Total	527,152	527,152	3,287,920	13,123,615

(1)
The value realized is based on the difference between the exercise price of the stock options and the closing price of our common stock on the last trading day of the year ended December 31, 2020, and, in the case of RSUs, the number of RSUs that would have vested multiplied by the closing price of our common stock on the last trading day of the year ended December 31, 2020.

(2)	The NEO is entitled to continued vesting of outstanding equity awards during any required notice period.

Uri Bechor	Termination upon Death of Employee ($)	Termination for Cause ($)	Resignation by the Employee or Termination without Cause by the Company ($)	Termination w/o Cause within 12 months of Change in Control ($)
Base Salary	-	-	237,014	237,014
Israeli Social Benefits	-	-	37,784	37,784
Equity Grants Vesting (1)(2)	-	-	849,464	5,306,082
Accrued Vacation Pay	38,883	38,883	38,883	38,883
Total	38,883	38,883	1,163,145	5,619,763

(1)
The value realized is based on the difference between the exercise price of the stock options and the closing price of our common stock on the last trading day of the year ended December 31, 2020, and, in the case of RSUs, the number of RSUs that would have vested multiplied by the closing price of our common stock on the last trading day of the year ended December 31, 2020.

(2)	The NEO is entitled to continued vesting of outstanding equity awards during any required notice period.

2020 CEO Pay Ratio

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the annual total compensation of our median employee, the annual total compensation of our CEO, Mr. Zvi Lando, and the ratio of these two amounts. The 2020 annual total compensation of the median compensated of all our employees who were employed as of December 31, 2020, other than Mr. Lando, was $82,965. Mr. Lando’s 2020 annual total compensation was $4,079,710, and the ratio of these two amounts was 49.2 to 1. Our pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below.

To identify the “median employee,” we utilized the 2020 base salary earned during the year and target annual cash incentive for the 2020 performance year, which we annualized for any permanent employee who did not work for the entire year.
Earnings of our employees outside the U.S. were converted to U.S. dollars using annual average currency exchange rates.

Using the measure described above, we identified a “median employee” who is a full-time employee located in Israel and calculated the median employee’s annual total compensation for our pay ratio in accordance with applicable SEC rules for calculating Summary Compensation Table compensation.

SolarEdge is a global company, with operations worldwide and with its executive officers and a majority of its employees located in Israel, the country in which our headquarters office is located. Because the SEC rules for identifying our median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio for our Company, as other companies have headquarters offices in different countries, have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

Director Compensation

Each of our non-employee directors is eligible to receive compensation for their service on our Board of Directors consisting of annual cash retainers and equity awards. For the year 2020, our compensation committee received a report from its independent consultants which included a revision to the peer group and recommendations for modifications to the compensation of our directors. The table below reflects the compensation of our directors in effect in 2020, which was paid in quarterly or semi-annual installments Directors serving as chairs of committees do not receive additional compensation for serving as general members of the committees they chair. In the second quarter of 2020, our Board members voluntarily elected to reduce their annual retainer by 20%, which reduction was in effect until the end of fiscal 2020.

Position	Annual Retainer Effective January 1, 2020 ($)	Annual Retainer Effective April 1, 2020
Chairman of the Board	60,000	48,000
Board Member	55,000	44,000
Audit Committee Chair	32,500	26,000
Compensation Committee Chair	22,500	18,000
Nominating and Corporate Governance Committee Chair	15,000	12,000
Audit Committee Non-Chair Member	12,500	10,000
Compensation Committee Non-Chair Member	7,500	6,000
Nominating and Corporate Governance Committee Non-Chair Member	5,000	4,000

The equity awards for our non-employee directors in 2020 consisted of (i) an initial equity award in the form of restricted stock units, granted upon the individual’s initial appointment to our Board of Directors, as applicable, with a grant date value of $150,000, and (ii) an annual equity award in the form of restricted stock units with a grant date value of $155,000 for 2020, subject to proration for directors whose commencement of Board service is in the midst of a particular year. The initial restricted stock unit awards vest in equal annual installments over three years and annual restricted stock unit awards vest in full after one year (or the balance of the year in which the award is granted, in the case of pro-rated annual awards), subject in each case to continued Board service through the applicable vesting date.

Our directors are reimbursed for travel, food, lodging, and other expenses directly related to their activities as directors. Our directors are also entitled to the protection provided by the indemnification provisions in our by-laws. Our Board of Directors may revise the compensation arrangements for our directors from time to time.

The following table sets forth the total cash and equity compensation paid to our non employee directors for their service on our board of directors and committees of our board of directors during the year ended December 31, 2020. Mr. Lando is not eligible to receive any additional compensation for serving on our board of directors. His compensation for serving as the Company’s Chief Executive Officer is disclosed in the “Summary Compensation Table” above.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
Nadav Zafrir	101,083	155,008 (1)	256,091
Dan Avida (2)	43,875	155,008 (1)	198,883
Yoni Cheifetz (3)	-	155,008 (1)	155,008
Marcel Gani	74,375	155,008 (1)	229,383
Doron Inbar	63,750	155,008 (1)	218,758
Avery More	78,625	155,008 (1)	233,633
Tal Payne	57,375	155,008 (1)	212,383

(1)
Represents the grant date fair value of 1,211 restricted stock units granted to each director on May 18, 2020, calculated in accordance with U.S. GAAP. All units will become fully vested on May 17, 2021. The grant date fair value is based on $128.0 per share, the closing price of our share on the grant date subject to continued service through such date. As of December 31, 2020, each director held 1,211 unvested restricted stock units except for Mr. Zafrir who held 2,392 unvested estricted stock units.

(2)	Mr. Avida resigned as a member of our Board as of September 1, 2020. The stock award granted to him in 2020 was cancelled upon his resignation.
(3)	Mr. Cheifetz has waived his right to receive cash fees.

Transactions with Related Persons

Review, Approval, or Ratification of Transactions with Related Persons

The Audit Committee of our Board of Directors has primary responsibility for reviewing and approving transactions with related persons. Our Audit Committee charter provides that the Audit Committee shall review and approve in advance any related person transactions.

We adopted a formal written policy providing that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our voting stock, any member of the immediate family of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related person transaction with us without the consent of our Audit Committee, subject to the exceptions described below. In approving or rejecting any proposed “related person” transaction, our Audit Committee considers the relevant facts and circumstances available and deemed relevant to our Audit Committee, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. Our Audit Committee has determined that certain transactions will not require Audit Committee approval, including certain employment arrangements of executive officers, director compensation, transactions with another company at which a related person’s only relationship is as a non-executive employee or beneficial owner of less than 5% of that company’s shares, and transactions where a related person’s interest arises solely from the ownership of our common stock and all holders of our common stock and all holders of our common stock received the same benefit on a pro rata basis.

Fiscal Year 2020 Transactions with Related Person

Since the beginning of the last fiscal year, there have been no, and there are no currently proposed, transactions with any “related person” that require disclosure under Item 404 of Regulation S-K.

Report Of The Audit Committee

This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The principal purpose of the Audit Committee is to represent and assist the Board of Directors in discharging its oversight responsibility relating to: (i) the accounting and financial reporting processes of the Company and its subsidiaries, including the audits of the Company’s financial statements and the integrity of the financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the outside auditor’s qualifications, independence and performance; and (iv) the design, implementation, and performance of the Company’s internal audit function. The Audit Committee is responsible for the appointment, compensation, retention, and oversight of work of the Company’s independent auditor. The Audit Committee’s function is more fully described in its charter and summarized starting on page 20 of this Proxy Statement.

Our management is responsible for the preparation, presentation, and integrity of our financial statements, for the appropriateness of the accounting principles and reporting policies that we use, and for establishing and maintaining adequate internal control over financial reporting. EY, our independent registered public accounting firm, was responsible for performing an independent audit of our consolidated financial statements included in our 2020 Annual Report on Form 10-K for the year ended December 31, 2020 and its subsequent amendment on Form 10K/A, and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed with management our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.

The Audit Committee has also reviewed and discussed with EY the audited financial statements in our Annual Report on Form 10-K /A for the year ended December 31, 2020. In addition, the Audit Committee discussed with EY those matters required to be discussed under applicable standards of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. Additionally, EY provided to the Audit Committee, the written disclosures and the letter required by applicable requirements of the PCAOB regarding EY’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with EY its independence from the Company.

Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC.

THE AUDIT COMMITTEE
Marcel Gani (Chairman)
Tal Payne
Doron Inbar

DELINQUENT SECTION 16(a) REPORTS Section 16(a) of the Exchange Act and SEC rules require our directors, executive officers, and persons who own more than 10% of any class of our common stock to file reports of their ownership and changes in ownership of our common stock with the SEC. Based solely on our review of the reports filed during the year ended December 31, 2020, we determined that all required reports have been properly and timely filed other than the following Form 4s, due to administrative errors and the fact that the Company’s headquarters in Israel work Sundays through Thursdays: one for Mr. Nadav Zafrir, four for Mr. Avery More, one for Mr. Dan Avida, three for Mr. Doron Inbar, one for Mr. Marcel Gani, one for Ms. Tal Payne, one for Mr. Yoni Cheifetz, one for Mr. Meir Adest, one for Mr. Ronen Faier, three for Mr. Zvi Lando, four for Mr. Lior Handelsman, three for Ms. Rachel Prishkolnik, two for Mr. Yoav Galin and one for Mr. Uri Bechor. The Company continues to take measures to prevent these delays in the future.

Stockholder Proposals for the 2022 Annual Meeting
Rule 14a-8 Proposals. Stockholder proposals for inclusion under Rule 14a-8 in the Company’s 2022 proxy statement for the proxy relating to our 2022 annual meeting of stockholders (the “2022 Annual Meeting”) must be received by the Company at the principal executive offices of the Company no later than the close of business on December 23, 2021. Such proposals also must comply with the other rules of the Securities and Exchange Commission relating to Rule 14a-8 stockholders’ proposals.

Advance Notice Proposals and Nominations. In addition, any stockholder seeking to bring business before the 2022 Annual Meeting outside of Rule 14a-8 of the Exchange Act or to nominate a director under the advance notice provisions of our Amended and Restated Bylaws (the “Bylaws”) must provide timely notice of such proposal of business or nomination to the Company’s Corporate Secretary. Specifically, written notice of any such proposed business or nomination must be delivered to the Company’s Corporate Secretary at our principal executive offices no earlier than the close of business on February 1, 2022 and no later than the close of business March 3, 2022.

In the event that the date of our 2022 Annual Meeting is more than 30 days before or more than 30 days after the anniversary date of our 2021 Annual Meeting of Stockholders, timely notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to the 2022 annual meeting and not later than the close of business on the later of the 90th day prior to the 2022 annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made by the Company.

A stockholder’s notice to the Corporate Secretary of the Company must be in proper written form and must include the information and consents required by our Bylaws related to the stockholder giving the notice, the beneficial owner (if any) on whose behalf the nomination or proposal is made, and each person whom the stockholder proposes to nominate for election as a director, or the business desired to be brought before the meeting.

A copy of the full text of the Bylaw provisions discussed above may be obtained by writing to the Corporate Secretary of the Company at 1 Hamada Street Herziliya Pituach, Israel, 4673335.
Directors’ Attendance At Annual Stockholder Meetings
The Company encourages members of its Board to attend its annual stockholder meetings. Three members of the Company’s Board attended the Company’s 2020 annual stockholder meeting.
Other Business
The Board does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to the Board, no matters are to be brought before the Annual Meeting except as specified in the Notice of the Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.
Whether or not you expect to attend the virtual meeting, please vote by telephone or via the Internet or by completing, dating, signing, and promptly returning the proxy card if you request and receive (or requested and received) a form of proxy, so that your shares may be represented at the meeting.
Where You Can Find More Information
The Company files annual, quarterly, and current reports, proxy statements, and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

We make available free of charge on or through our Internet website, http://investors.solaredge.com, our reports and other information filed with or furnished to the SEC and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The SEC’s Internet website, www.sec.gov, also contains reports, proxy statements, and other information about issuers, like us, who file electronically with the SEC.

WE WILL PROVIDE, WITHOUT CHARGE, ON THE WRITTEN REQUEST OF ANY STOCKHOLDER, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2020, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES REQUIRED TO BE FILED WITH THE SEC PURSUANT TO RULE 13A-1. STOCKHOLDERS SHOULD DIRECT SUCH REQUESTS TO THE COMPANY’S SECRETARY AT SOLAREDGE TECHNOLOGIES, INC., 1 HAMADA STREET, HERZILIYA PITUACH 4673335, ISRAEL, OR BY EMAIL AT INVESTORS@SOLAREDGE.COM.

APPENDIX A
Reconciliation of GAAP Net Income and Diluted EPS to NON-GAAP Net Income
and Diluted EPS
U.S. dollars in thousands (except share and per share data)

	Reconciliation of GAAP to Non-GAAP Net income Year ended
	December 31, 2020	December 31, 2019
Net income attributable to Solaredge Technologies Inc. (GAAP)	140,322	146,549
Cost of product adjustment	313	1,556
Stock-based compensation	67,309	41,889
Amortization and depreciation of acquired assets	11,777	10,764
Acquisition related expenses	----	949
Assets disposal	1,207	622
Other operating (income) expenses	(3,429)	30,696
Notes due 2025	3,185	----
Non cash interest	4,887	3,645
Currency fluctuation related to lease standard	2,274	2,591
Deferred taxes	(3,434)	(6,037)
Net income attributable to Solaredge Technologies Inc. (Non-GAAP)	224,411	233,224

	Reconciliation of GAAP to Non-GAAP Net income Year ended
	December 31, 2020	December 31, 2019
Net diluted earnings per share (GAAP)	2.66	2.90
Cost of product adjustment	----	0.02
Nonvested PSUs	----	----
Stock-based compensation	1.20	0.68
Amortization and depreciation of acquired assets	0.21	0.22
Acquisition related expenses	----	0.02
Assets disposal	0.03	0.01
Other operating (income) expenses	(0.07)	0.59
Notes due 2025	0.02	----
Non cash interest	0.08	0.07
Currency fluctuation related to lease standard	0.05	0.05
Deferred taxes	(0.07)	(0.12)
Net diluted earnings per share (Non-GAAP)	4.11	4.44

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
to be held on June 1, 2021:
The 2021 Notice and Proxy Statement and 2020 Annual Report on Form 10-K
are available at www.proxyvote.com.

D50960-P51715

SOLAREDGE TECHNOLOGIES, INC.
Hamada 1,
Herzliya Pituach, Israel
Annual Meeting of Shareholders
June 1, 2021, 9:00 PDT
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Zvi Lando and Rachel Prishkolnik and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Shareholders of SolarEdge Technologies, Inc., to be held virtually at www.virtualshareholdermeeting.com/SEDG2021 on June 1, 2021, and at any adjournments or postponements thereof.
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Shareholders or any adjournment or postponement thereof (including, if applicable, on any matter which the Board of Directors did not know would be presented at the Annual Meeting of Shareholders by a reasonable time before the proxy solicitation was made or for the election of a person to the Board of Directors if any nominee named in Proposal 1 becomes unable to serve or for good cause will not serve).
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy, when properly executed, will be voted in accordance with the Board of Directors' recommendations.
(Continued and to be signed on reverse side.)

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com

SOLAREDGE TECHNOWGIES, INC. 1 HAIMDA ST. HERZLIYA PITUACH 4673335 ISRAEL
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 31, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/SEDG2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by11:59 p.m. Eastern Time on May 31, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D50959-P51715	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SOLAREDGE TECHNOLOGIES, INC.

Company Proposals

The Board of Directors recommends you vote FOR each
of the following nominees:

1.	Election of Directors

	Nominees:		For	Against	Abstain

	1.a	Nadav Zafrir	☐	☐	☐

	1.b	Avery More	☐	☐	☐

	1.c	Zvi Lando	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2 and 3.						For	Against	Abstain

2.	Ratification of appointment of EY as independent registered public accounting firm for the year ending December 31, 2021.					☐	☐	☐

3.	Approval of, on an advisory and non-binding basis, the compensation of our named executive officers (the "Say-on-Pay Proposal").					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date